CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
Carnival Corporation:
Common Stock, par value $0.01 per share	19,188,005	$492,172,328		$19,342.37
Carnival plc:
Special Voting Share, nominal value GBP 1.00 (2)	19,188,005	—	(4)	—	(4)
Trust Shares of beneficial interest in P&O Princess Special Voting Trust (3)	1	—	(4)	—	(4)

(1)	The proposed maximum aggregate offering price has been calculated based on 19,188,005 shares multiplied by $25.65 per share, the average of the high and low prices of our common stock as reported on the New York Stock Exchange on October 28, 2008.

(2)	Represents one special voting share of Carnival plc issued to the P&O Princess Special Voting Trust in connection with the dual listed company transaction completed by Carnival plc and Carnival Corporation on April 17, 2003.

(3)	Represents trust shares of beneficial interest in the P&O Princess Special Voting Trust, and such trust shares represent a beneficial interest in the special voting share of Carnival plc. As a result of the dual listed company transaction, one trust share is paired with each share of Carnival Corporation common stock and is not transferable separately from the share of Carnival Corporation common stock. Upon each issuance of shares of Carnival Corporation common stock hereunder, recipients will receive both shares of Carnival Corporation common stock and an equivalent number of paired trust shares.

(4)	No additional fee is payable in respect of these securities because no additional consideration is payable in respect of these securities.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132306-01

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 9, 2006)

19,188,005 shares

Carnival Corporation

Common Stock

On October 31, 2008, we entered into an At-the-Market Equity OfferingSM Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), relating to the offering of up to 19,188,005 shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of this sales agreement, we may offer and sell shares of our common stock from time to time through Merrill Lynch as our sales agent. Sales of the shares, if any, will be made on the New York Stock Exchange (the “NYSE”) or otherwise, by means of ordinary brokers’ transactions at market prices.

Our common stock is listed and trades on the NYSE under the symbol “CCL.” The last reported sale price of our common stock on the NYSE on October 30, 2008 was $28.71 per share.

Merrill Lynch will assist us in connection with the purchase of Carnival plc ordinary shares described under “Use of Proceeds.” Merrill Lynch will receive from us an aggregate fee that will not exceed 2.0% of the gross sales price per share for any shares sold through it as our sales agent. Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf any shares of common stock to be offered by us under the sales agreement. See “Plan of Distribution.”

Investing in our common stock involves risks. Before buying any shares of our common stock, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is October 31, 2008.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Merrill Lynch has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related company free writing prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

About This Prospectus	i
Where You Can Find More Information	ii
Incorporation By Reference	ii
The Companies	1
Risk Factors	2
Forward-Looking Statements	12
Use of Proceeds	14
Ratio of Earnings to Fixed Charges	14
Description of Debt Securities	15
Description of the Carnival plc Guarantee	25
Description of Warrants	29
Description of Capital Stock	33
Description of Trust Shares	54
Plan of Distribution	56
Legal Matters	57
Experts	58

S-i

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of this common stock offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the common stock that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “About this Prospectus” in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement, the accompanying prospectus, any company free writing prospectus and the documents incorporated by reference herein and therein are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” and “estimate” or the negative of such terms and other similar expressions of future intent.

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this prospectus supplement. Forward-looking statements include those statements which may impact the forecasting of our earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following:

•

general economic and business conditions, including fuel price increases, and perceptions of these conditions that may adversely impact the levels of our potential vacationers’ discretionary income and their confidence in the U.S. and other economies and, consequently reduce our cruise brands’ net revenue yields;

•

the international political climate, armed conflicts and terrorist attacks and threats thereof, and other world events affecting the safety and security of travel, could adversely affect the demand for our cruises;

•

conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and over capacity offered by cruise ship and land-based vacation alternatives;

•

accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises or tours, and the impact of the spread of contagious diseases, all of which could affect the health, safety, security and/or vacation satisfaction of our guests;

•	adverse publicity concerning the cruise industry in general, or us in particular, could impact the demand for our cruises;

•	lack of acceptance of new itineraries, products and services by our guests;

•	changing consumer preferences, which may, among other things, adversely impact the demand for cruises;

•	the impact of changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax and other regulatory regimes under which we operate;

•	the impact of increased global fuel demand and pricing, a weaker U.S. dollar, fuel supply disruptions and/or other events on our fuel and other expenses, liquidity and credit ratings;

•

the impact on our future fuel expenses of implementing the recently approved International Maritime Organization regulations, which requires the use of higher priced low sulfur fuels in certain cruising areas;

•	the impact of changes in operating and financing costs, including changes in interest rates and food, insurance, payroll and security costs;

•	fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling;

•

our ability to implement our shipbuilding programs and ship refurbishments and repairs, including purchasing ships for our North American cruise brands from European shipyards on terms that are favorable or consistent with our expectations;

•	our ability to implement our brand strategies and to continue to operate and expand our business internationally;

•

whether our future operating cash flow will be sufficient to fund future obligations, and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	our ability to attract and retain qualified shipboard crew and maintain good relations with employee unions;

•	continuing financial viability of our travel agent distribution system and air service providers;

•	availability and pricing of air travel services, especially as a result of the significant increases in air travel costs, and its impact on the demand for our cruises;

•

the impact of changes in the global credit markets on our counterparty credit risks, including those under our derivative instruments, contingent obligations, insurance contracts and new ship progress payment guarantees;

•	the impact of our self-insuring against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	disruptions and other damages to our information technology networks;

•	lack of continued availability of attractive port destinations; and

•	risks associated with the dual listed company structure, including the uncertainty of its tax status.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, we expressly disclaim any obligation to disseminate, after the date of this prospectus supplement, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

OUR COMPANIES

Carnival Corporation is incorporated in Panama, and Carnival plc is incorporated in Great Britain and registered in England and Wales. Carnival Corporation and Carnival plc operate a dual listed company, whereby the businesses of Carnival Corporation and Carnival plc are combined through a number of contracts and through provisions in Carnival Corporation’s articles of incorporation and by-laws and Carnival plc’s memorandum of association and articles of association.

Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and their own shareholders. The two companies operate as if they are a single economic enterprise, with a single executive management team, and have identical Boards of Directors, but each has retained its separate legal identity. Together with their consolidated subsidiaries, Carnival Corporation and Carnival plc are referred to collectively in this prospectus supplement as “Carnival Corporation & plc,” “our,” “us,” and “we.”

As a result of the completion on April 17, 2003 of the dual listed company transaction between Carnival Corporation and Carnival plc, upon each issuance of shares of Carnival Corporation common stock to a person, an equivalent number of non-detachable trust shares of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, will be issued to such person. Such trust shares represent a beneficial interest in the special voting share of Carnival plc and entitle the holder of Carnival Corporation common stock to vote on certain matters at the Carnival plc shareholders meeting. References in this prospectus supplement to shares of our common stock shall be deemed to include both shares of Carnival Corporation common stock and trust shares in the P&O Princess Special Voting Trust.

Carnival Corporation & plc is the largest cruise company and one of the largest vacation companies in the world. Carnival Corporation & plc has a portfolio of widely recognized cruise brands and is a leading provider of cruises to all major vacation destinations.

Carnival Corporation’s principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, U.S.A. The telephone number of our principal executive offices is (305) 599-2600.

Carnival plc’s principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE12NE, United Kingdom. The telephone number of Carnival plc’s principal executive offices is 011 44 20 7940 5381.

RECENT DEVELOPMENTS

December Dividend Announcement and Subsequent Suspension

On October 31, 2008, Carnival Corporation and Carnival plc announced that it has declared a December dividend of $0.40 per share and that its Boards of Directors has voted to suspend its quarterly dividend for the next quarter as a result of the highly volatile state of the financial markets. Carnival Corporation and Carnival plc intends to maintain the dividend suspension throughout 2009 but will reevaluate its dividend policy based on the circumstances prevailing during the year.

The dividend suspension would result in annualized cash savings of approximately $1.3 billion. The significant liquidity provided by the dividend suspension gives Carnival Corporation and Carnival plc the flexibility to fund its 2009 capacity growth without the need to access credit markets.

Business Outlook

Carnival Corporation and Carnival plc has increased previous full year 2008 earnings per share guidance from $2.79 to $2.81, to $2.81 to $2.83 primarily based on revised currency exchange rates and fuel prices.

However, Carnival Corporation and Carnival plc has experienced a further slow down in booking volumes during the recent turmoil in the financial markets. Looking at the first half of 2009, occupancy levels for advance bookings lag the prior year, with ticket prices for these bookings on a constant dollar basis at slightly higher levels compared to the prior year.

With regard to its 2009 outlook, Carnival Corporation and Carnival plc is providing 2009 earnings per share guidance in the broader range of $2.50 to $3.00 given the uncertain economic outlook. Factoring in the slowdown in bookings, we are forecasting full year constant dollar net revenue yields (revenue per available lower berth day) to be lower by 1% to 5% compared to the prior year. The recent significant movement in the euro and sterling currencies results in lower current dollar net revenue yields by 7% to 11%. However, the recent decline in fuel prices is expected to result in a significant benefit to the 2009 full year financial results. Carnival Corporation and Carnival plc’s 2009 guidance is based on fuel prices of $380 per metric ton and currency exchange rates of $1.30 to the euro and $1.64 to sterling. Further guidance on the 2009 fiscal year will be provided with the fourth quarter earnings release to be issued in December 2008.

Note To Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”) as a significant non-GAAP financial measure of our cruise segment financial performance. This measure enables us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe that this non-GAAP measure provides a better gauge to measure our revenue performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining this non-GAAP financial measure and, accordingly, it is possible that it may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using it to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

We have not provided estimates of future gross revenue yields because the reconciliation of forecasted net cruise revenues to forecasted gross cruise revenues would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues rather than gross cruise revenues. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues. As such, management does not believe that this reconciling information would be meaningful.

THE OFFERING

Issuer	Carnival Corporation

Common stock offered	Up to 19,188,005 shares of common stock, par value $0.01 per share.

Use of proceeds	We intend to use the net proceeds from this offering to purchase ordinary shares of Carnival plc and we may use the remaining net proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any company free writing prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	CCL

Transfer Agent and Registrar	Computershare Investor Services

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. Risks pertaining to us and our business are incorporated by reference to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended November 30, 2007. See “Where You Can Find More Information” on page S-13 of this prospectus supplement. Risks pertaining to an investment in our common stock are set forth below and under “Risk Factors—Risks Relating to the DLC Transaction” in the accompanying prospectus. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risk Factors Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

•	changes in the prices or availability of fuel;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other cruise companies;

•

changes in general conditions in the U.S. and global economy, financial markets or cruise industry, including those resulting from changes in fuel prices or fuel shortages, availability and pricing of air travel services, war, incidents of terrorism or responses to such events;

•	our inability to reinstitute the payment of a cash dividend on our common stock;

•	changes in our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable and consistent with our expectations;

•	changes arising from the decline in the securities market and the economic slowdown that affect the value of assets and the economic strength of our customers and suppliers; and

•

the other factors described herein and under the caption “Risk Factors” in our Annual Report on Form 10-K and “Special Note Regarding Forward-Looking Statements” beginning on page S-1 of this prospectus supplement.

In addition, recently, the U.S., European and other stock markets have experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

Future sales of shares could depress our stock price.

Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock.

As of the date of this prospectus supplement, approximately 224,685,361 outstanding shares of our common stock are restricted pursuant to Rule 144 under the Securities Act (excluding options), and holders of approximately 223,795,119 outstanding shares of our common stock (excluding options) have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price of our common stock to decline.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to purchase ordinary shares of Carnival plc on at least an equivalent basis. We may use the remaining net proceeds, if any, from this offering for general corporate purposes.

Since Carnival plc ordinary shares are currently trading at a discount to Carnival Corporation shares of common stock, Carnival Corporation and Carnival plc would derive an economic benefit from these transactions. Carnival Corporation will only issue shares of its common stock in the U.S. market to the extent it can repurchase Carnival plc ordinary shares in the UK market with a resulting economic benefit.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “CCL.” The following table sets forth for the periods indicated below the high and low sales prices for our common stock as reported by the NYSE.

	High	Low
Fiscal Year Ended November 30, 2006
First Quarter	$56.14	$50.81
Second Quarter	52.16	39.36
Third Quarter	42.14	36.40
Fourth Quarter	50.99	41.63
Fiscal Year Ended November 30, 2007
First Quarter	$52.73	$45.75
Second Quarter	50.77	44.39
Third Quarter	51.85	41.70
Fourth Quarter	52.10	42.06
Fiscal Year Ending November 30, 2008
First Quarter	$46.20	$37.61
Second Quarter	43.54	36.10
Third Quarter	41.49	29.22
Fourth Quarter (through October 30, 2008)	42.39	23.53

On October 30, 2008, there were approximately 624,292,541 shares of our common stock outstanding.

DIVIDEND POLICY

Carnival Corporation and Carnival plc declared cash dividends on all of their common stock and ordinary shares, respectively, in the amount of:

	Quarters Ended
	February 28/29	May 31	August 31	November 30
2006	$0.25	$0.25	$0.25	$0.275
2007	$0.275	$0.35	$0.35	$0.40
2008	$0.40	$0.40	$0.40	$0.40

All dividends for both Carnival Corporation and Carnival plc are declared in U.S. dollars. Holders of Carnival Corporation common stock and Carnival plc American Depository Shares receive a dividend payable in U.S. dollars. The dividends payable for Carnival plc ordinary shares are payable in sterling, unless the shareholders elect to receive the dividend in U.S. dollars. Dividends payable in sterling will be converted from U.S. dollars into sterling at the dollar/sterling exchange rate quoted by the Bank of England in London at 12:00 p.m. on the next combined U.S. and UK business day that follows the quarter end.

On October 31, 2008, we announced a dividend of $0.40 per share, payable on December 12, 2008 to holders of record as of November 21, 2008. On October 31, 2008, we also announced that we would suspend dividends for the next quarter. Carnival Corporation and Carnival plc intends to maintain the dividend suspension throughout 2009 but will reevaluate its dividend policy based on the circumstances prevailing during the year. Payment of future dividends on Carnival Corporation common stock and Carnival plc ordinary shares will depend upon, among other factors, our earnings, financial condition, capital requirements and ability to access credit markets. The payment and amount of any future dividend is within the discretion of the Boards of Directors, and it is possible that the timing and amount of any future dividend may vary from the time and levels discussed above. We cannot be certain that Carnival Corporation and Carnival plc will reinstate dividends nor is there any assurance as to the amount of dividends upon reinstatement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock that are applicable to you if you are a U.S. Holder, as defined below, that acquires shares of our common stock pursuant to this offering. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with U.S. Holders that will hold shares of common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that do not own, and are not treated as owning, at any time, 10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this discussion does not address the tax treatment of special classes of U.S. Holders, such as: (i) financial institutions; (ii) regulated investment companies; (iii) real estate investment trusts (iv) tax-exempt entities; (v) insurance companies (vi) persons holding the shares of our common stock as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”; (vii) persons who acquired shares of our common stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services; (viii) U.S. expatriates; (ix) persons subject to the alternative minimum tax; (x) dealers or traders in securities or currencies; or (xi) holders whose functional currency is not the U.S. dollar.

This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this section, you are a “U.S. Holder” if you are: (1) a citizen or an individual resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity is a beneficial owner of shares of our common stock, the tax treatment of a partner or other owner of the partnership or pass-through entity will generally depend upon the status of the partner or other owner and the activities of the entity. If you are a partner or other owner of a partnership or pass-through entity that acquires shares of our common stock, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of shares of our common stock.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion assumes that Carnival Corporation is not, and will not become, a passive foreign investment company, or PFIC, as discussed under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations.”

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of shares of our common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign, tax laws of the acquisition, ownership and disposition of shares of our common stock.

Distributions

Subject to the discussion of the PFIC rules below, the gross amount of any distribution paid by Carnival Corporation will generally be subject to U.S. federal income tax as dividend income to the extent paid out of current or accumulated earnings and profits of Carnival Corporation, as determined under U.S. federal income tax principles. Such amount will be includible in gross income by you as ordinary income on the date that you actually or constructively receive the distribution, in accordance with your regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by Carnival Corporation in property other than cash will be the fair market value of such property on the date of the distribution. Dividends paid by Carnival Corporation will not be eligible for the dividends received deduction allowed to corporations. For U.S. foreign tax credit limitation purposes, dividends should be treated as having a foreign source.

Subject to applicable exceptions with respect to short-term and hedged positions, certain dividends received by non-corporate U.S. Holders prior to January 1, 2011 from a “qualified foreign corporation” may be eligible for reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on ordinary shares that are readily tradable on an established securities market in the United States. Under U.S. Treasury guidance, common or ordinary stock is considered readily tradable on an established securities market in the United States if it is listed on a registered national securities exchange, such as the NYSE. Shares of our common stock, which are currently listed on the NYSE, meet this requirement and therefore should be considered readily tradable on an established securities market in the United States, and we expect that they will continue to be so treated; however, there can be no assurance that shares of our common stock will be considered readily tradable on an established securities market in future years. Dividends received by U.S. Holders from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. As discussed below in “Certain United States Federal Income Tax Considerations —Passive Foreign Investment Company Considerations,” we believe that Carnival Corporation is not a PFIC.

To the extent that a distribution exceeds the amount of current and accumulated earnings and profits of Carnival Corporation, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in your adjusted basis in shares of our common stock held by you (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you upon a subsequent disposition of the shares of our common stock), with any amount that exceeds your adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below).

Sale, Exchange or Other Taxable Disposition of Shares of our Common Stock

Subject to the possible application of the PFIC rules discussed below, you generally will recognize gain or loss upon the taxable sale, exchange or other disposition of shares of our common stock in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) your adjusted tax basis in the shares of common stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, you have held the shares of common stock for more than one year. If you are an individual taxpayer, long-term capital gains for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%. For taxable dispositions on or after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code. Gain or loss, if any, that you realize upon a sale, exchange or other taxable disposition of shares of our common stock will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally, assets that generate passive income).

We believe that Carnival Corporation currently is not a PFIC for U.S. federal income tax purposes, and it is not expected to become a PFIC in the future. However, the determination of PFIC status for any year is very fact specific, and there can be no assurance in this regard. Accordingly, it is possible that Carnival Corporation may become a PFIC in the current taxable year or in future years. If Carnival Corporation is classified as a PFIC in any year during which you hold shares of our common stock, Carnival Corporation generally will continue to be treated as a PFIC as to you in all succeeding years, regardless of whether Carnival Corporation continues to meet the income or asset test discussed above.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends paid to you in respect of shares of our common stock and the proceeds received by you from the sale, exchange or other disposition of shares of our common stock within the United States unless you are a corporation or other exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

PANAMANIAN INCOME TAX CONSIDERATIONS

Under current Panamanian law, because Carnival Corporation conducts all of its operations outside of Panama, we believe that no Panamanian taxes or withholding will be imposed on payments to holders of securities of Carnival Corporation, including shares of Carnival Corporation common stock.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), under which we may issue and sell over a period of time and from time to time up to 19,188,005 shares of our common stock through Merrill Lynch as our sales agent. Sales of the shares to which this prospectus relates, if any, will be made on the NYSE or otherwise, by means of ordinary brokers’ transactions at market prices. As agent, Merrill Lynch will not engage in any transactions that stabilize our common stock.

Merrill Lynch will offer the shares of our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch. We will designate the maximum amount of shares of common stock to be sold through Merrill Lynch on a daily basis or otherwise determine such maximum amount together with Merrill Lynch. Subject to the terms and conditions of the sales agreement, Merrill Lynch will use its reasonable efforts to sell on our behalf all of the shares of common stock so designated or determined. We may instruct Merrill Lynch not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Merrill Lynch may suspend the offering of shares of common stock being made through Merrill Lynch under the sales agreement upon proper notice to the other party.

Merrill Lynch will also assist us in connection with the purchase of shares of Carnival plc described under “Use of Proceeds.” For its service as sales agent in connection with the sale of shares of our common stock that may be offered hereby and its services in connection with the purchase of Carnival plc ordinary shares, Merrill Lynch will receive from us an aggregate fee that will not exceed 2.0% of the gross sales price per share for any shares sold through it as our sales agent. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

Merrill Lynch will provide written confirmation to us following the close of trading on the NYSE each day in which shares of common stock are sold by it for us under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the compensation payable by us to Merrill Lynch and the proceeds to us net of such compensation.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to Merrill Lynch. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the NYSE copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of shares of common stock sold through Merrill Lynch under the sales agreement, the net proceeds to us and the compensation paid by us to Merrill Lynch in connection with the sales of common stock.

In connection with the sale of the common stock on our behalf, Merrill Lynch may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Merrill Lynch may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Merrill Lynch against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, Merrill Lynch and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees.

If Merrill Lynch or we have reason to believe that the requirements for the exception set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of common stock under the sales agreement will be suspended until that or other exceptions or exemptive provisions have been satisfied in the judgment of Merrill Lynch and us.

The offering of common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement, pursuant to its terms, by either Merrill Lynch or us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch under the sales agreement, will be approximately $350,000.

The offering of common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of 19,188,005 shares of our common stock and (2) the termination of the sales agreement by either Merrill Lynch or us.

LEGAL OPINIONS

Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as special U.S. counsel to Carnival Corporation in connection with this offering. The validity of the shares of our common stock offered by this prospectus and certain other matters with respect to Panamanian law have been passed upon for Carnival Corporation by Tapia Linares y Alfaro. The validity of the trust shares of beneficial interest in the P&O Princess Special Voting Trust and certain other matters with respect to Cayman Islands law have been passed upon by Maples and Calder. The validity of the Carnival plc special voting share and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc by Freshfields Bruckhaus Deringer. Merrill Lynch has been represented by Sidley Austin LLP.

James M. Dubin and John J. O’Neil, partners of Paul, Weiss, Rifkind, Wharton & Garrison LLP, had shared or sole rights to vote or dispose of over approximately 18.7% of Carnival Corporation’s outstanding common stock as of October 31, 2008 by virtue of their control of certain trusts for the benefit of certain Arison family members. This represents approximately 14.8% of the total voting power of Carnival Corporation & plc. Mr. Dubin also beneficially owns 1,000 shares of common stock which he holds directly.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman and chief executive officer of Carnival Corporation and Carnival plc, and other Arison family members and trusts.

EXPERTS

The financial statements of Carnival Corporation and Carnival plc and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended November 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website at www.carnival.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus).

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

We “incorporate by reference” in this prospectus supplement certain documents that we file with the SEC, which means:

•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus supplement, even though it is not repeated in this prospectus supplement; and

•	information that we file later with the SEC will automatically update and supersede this prospectus supplement.

The following documents listed below that we have previously filed with the SEC (Commission File Numbers 001-08400 and 001-02691, respectively) are incorporated by reference into this prospectus supplement (other than reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K):

Filing	Date Filed
Annual Reports on Form 10-K of Carnival Corporation and Carnival plc for the year ended November 30, 2007 (including the portions of Carnival Corporation and Carnival plc Definitive Proxy Statement incorporated by reference therein)	January 29, 2008

Quarterly Reports on Form 10-Q of Carnival Corporation and Carnival plc for the quarters ended February 29, 2008, May 31, 2008 and August 31, 2008	March 28, 2008 June 27, 2008 September 26, 2008

Current Reports on Form 8-K of Carnival Corporation and Carnival plc	January 22, 2008 February 7, 2008 April 25, 2008 July 16, 2008 October 31, 2008

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), from the date of this prospectus supplement and prior to the termination of the offering of the securities shall also be deemed to be incorporated by reference in this prospectus supplement.

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet website or at the address listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus supplement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Carnival Corporation and Carnival plc, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, Attention: Investor Relations (Telephone: (305) 599-2600, Ext. 18018).

PROSPECTUS

CARNIVAL CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS TO PURCHASE SECURITIES

GUARANTEE

We, Carnival Corporation, or selling securityholders may from time to time, sell:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be guaranteed on an unsubordinated, unsecured basis by Carnival plc; and

•

warrants to purchase common stock, preferred stock or debt securities, or any combination of them and warrants to buy and sell government debt securities, foreign currencies, currency units or units of a currency index or basket, units of a stock index or basket, or a commodity or commodity index.

Each share of our common stock is paired with a trust share of beneficial interest in the P&O Princess Special Voting Trust. The trust shares represent a beneficial interest in the special voting share issued by Carnival plc. Our common stock and the paired trust shares are not separable and are listed and trade together on the New York Stock Exchange, Inc. under the symbol, “CCL”. In this prospectus, whenever we refer to shares of our common stock, unless the context requires otherwise, we are also referring to the paired trust shares. Any common stock sold under this prospectus, as it may be supplemented, will be listed on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance.

WE WILL PROVIDE SPECIFIC TERMS OF ANY OFFERING IN SUPPLEMENTS TO THIS PROSPECTUS. THE SECURITIES MAY BE OFFERED SEPARATELY OR TOGETHER IN ANY COMBINATION AND AS SEPARATE SERIES. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We or the selling securityholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and the selling securityholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds to us or the selling securityholders from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is March 9, 2006.

ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us,” “our” and “Carnival Corporation” are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to “Carnival plc” are to Carnival plc including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to the “Carnival Corporation & plc” are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company structure. For more information about the dual listed company structure, please see “The Companies.”

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we or the selling securityholders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read

i

both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

WE AND THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document previously filed by each of Carnival Corporation and Carnival plc with the SEC at the SEC’s Public Reference Room, 100 F. Street, N.E., Washington D.C. 20549. Carnival Corporation and Carnival plc file combined reports, proxy statements and other information with the SEC. Copies of such information filed with the SEC may be obtained at prescribed rates from the Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the SEC. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the NYSE, 20 Broad Street, New York, New York 10005.

The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act contain the consolidated financial statements of Carnival Corporation & plc.

You should only rely on the information contained in this prospectus and incorporated by reference in it.

INCORPORATION BY REFERENCE

Carnival Corporation (file number 1-9610) and Carnival plc (file number 1-15136) are incorporating by reference into this prospectus the following documents or portions of documents filed with the SEC:

•	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on February 9, 2006, for the fiscal year ended November 30, 2005;

•	Carnival Corporation’s and Carnival plc’s joint definitive Proxy Statement on Schedule 14A filed on February 24, 2006; and

•

All other documents filed by Carnival Corporation and Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

ii

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Carnival Corporation and Carnival plc have not authorized anyone to provide you with any additional information.

Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from Carnival Corporation and Carnival plc upon request. Carnival Corporation and Carnival plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

CARNIVAL CORPORATION

CARNIVAL PLC

3655 N.W. 87TH AVENUE

MIAMI, FLORIDA 33178-2428

ATTENTION: CORPORATE SECRETARY

TELEPHONE: (305) 599-2600, EXT. 18018.

Except as provided above, no other information, including information on the web site of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus.

iii

THE COMPANIES

CARNIVAL CORPORATION & PLC

On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc’s DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and different shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise.

Carnival Corporation & plc is the largest cruise vacation group in the world, based on revenues, passengers carried and available capacity. Carnival Corporation & plc had, as at March 8, 2006, a combined fleet of 80 cruise ships offering 138,878 lower berths, with 15 additional cruise ships having 41,098 lower berths scheduled to be added over the next four years, and is the leading provider of cruises to all major destinations outside the Far East. Carnival Corporation & plc carried approximately 6.85 million passengers in 2005. Carnival Corporation & plc also operates two private destination ports of call in the Caribbean for the exclusive use of its passengers and offers land-based tour packages as part of its vacation product alternatives.

Carnival Corporation & plc offers 12 complementary brands with leading positions in North America, the UK, Germany, Italy, France, Spain, Brazil, Argentina and Australia. Carnival Corporation & plc has multi-brand strategies that are intended to differentiate it from its competitors and provide products and services appealing to the widest possible target audience across all major segments of the vacation industry. Carnival Corporation & plc is the leading global cruise vacation operator with brands appealing to the widest target audience, focused on sourcing passengers from developed vacation markets where cruising is one of the fastest growing vacation alternatives.

In addition to Carnival Corporation & plc’s cruise operations, Carnival Corporation & plc operates the leading tour companies in Alaska and the Canadian Yukon, through Holland America Tours and Princess Tours. Holland America Tours operates 11 hotels and lodges in Alaska and the Canadian Yukon, two luxury dayboats and a fleet of motorcoaches and McKinley Explorer rail cars. Princess Tours is a tour operator in Alaska with five riverside lodges, a fleet of motorcoaches and Midnight Sun Express Rail cars.

CARNIVAL CORPORATION

Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Our common stock and the paired trust shares, which trade together with the common stock, are listed on the NYSE under the symbol “CCL.” Our principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of our principal executive offices is (305) 599-2600.

CARNIVAL PLC

Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed “Carnival plc” on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc’s ordinary shares are listed on the London Stock Exchange, and Carnival plc’s American Depositary Shares, or ADSs, are listed on the NYSE. Carnival plc ordinary shares trade under the ticker symbol “CCL” on the London Stock Exchange. Carnival plc ADSs trade under the ticker symbol “CUK” on the NYSE. Carnival plc’s principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE12NE, United Kingdom. The telephone number of Carnival plc’s principal executive offices is 011 44 20 7805 1200.

RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A NUMBER OF RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SECURITIES. A NUMBER OF THE STATEMENTS IN THIS SECTION ARE FORWARD-LOOKING STATEMENTS. SEE “FORWARD-LOOKING STATEMENTS.”

RISKS RELATING TO THE DLC TRANSACTION

The structure of the DLC transaction involves risks not associated with the more common ways of combining the operations of two companies, and these risks may have an adverse effect on the economic performance of the companies and/or their respective share prices.

The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting a business combination, such as a merger or exchange offer to create a wholly owned subsidiary. In the DLC transaction, the combination was effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other dual listed company structures and establish legal precedents that could increase the risk of a successful challenge to the DLC transaction. Carnival Corporation & plc is maintaining two separate public companies and complies with both Panamanian corporate law and English company law, different securities and other regulatory and stock exchange requirements in the UK and the U.S. This structure requires more administrative time and cost than was the case for each company individually, which may have an adverse effect on Carnival Corporation & plc’s operating efficiency.

Changes under the Internal Revenue Code, applicable U.S. income tax treaties, and the uncertainty of the DLC structure under the Internal Revenue Code may adversely affect the U.S. federal income taxation of the U.S. source shipping income of Carnival Corporation & plc. In addition, changes in the UK, Italian, German, Australian and other countries’ income tax laws, regulations or treaties could adversely affect the net income of Carnival Corporation & plc.

Carnival Corporation & plc believe that substantially all of the U.S. source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from U.S. federal income tax, either under:

•	Section 883 of the Internal Revenue Code;

•	U.S.-Italian income tax treaty;

•	other applicable U.S. income tax treaties,

and should continue to so qualify under the DLC structure. There is, however, no existing U.S. federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, these matters are not free from doubt.

If Carnival Corporation & plc did not qualify for exemption from U.S. federal income taxes it would have higher income taxes and lower net income. Finally, changes in the income tax laws affecting its cruise businesses in the UK, Italy, Germany, Australia and elsewhere could result in higher income taxes being levied on its cruise operations, thus resulting in lower net income.

A small group of shareholders collectively owned as of January 31, 2006 approximately 29% of the total combined voting power of the outstanding shares of Carnival Corporation & plc and may be able to effectively control the outcome of shareholder voting.

A group of shareholders, consisting of some members of the Arison family, including Micky Arison, the Chairman and Chief Executive Officer of Carnival Corporation and Carnival plc, and trusts established for their benefit, beneficially owns approximately 36% of the outstanding common stock of Carnival Corporation which shares represent sufficient shares entitled to constitute a quorum at shareholder meetings and to cast approximately 29% of the total combined voting power of the outstanding shares of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of shareholder votes and, therefore, the corporate actions requiring such votes.

Provisions in Carnival Corporation and Carnival plc constitutional documents may prevent or discourage takeovers and business combinations that shareholders in Carnival Corporation & plc might consider in their best interests.

Carnival Corporation’s amended articles of incorporation and by-laws and Carnival plc’s articles of association contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that shareholders in Carnival Corporation & plc might consider to be in their best interests. For instance, these provisions may prevent shareholders in Carnival Corporation & plc from receiving a premium to the market price of Carnival Corporation shares and/or Carnival plc shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Carnival Corporation shares or Carnival plc shares if they are viewed as discouraging takeover attempts in the future.

Specifically, Carnival Corporation’s articles of incorporation contain provisions that prevent third parties, other than the Arison family and trusts for their benefit, from acquiring beneficial ownership of more than 4.9% of the outstanding Carnival Corporation shares without the consent of the board of directors of Carnival Corporation and provide for the lapse of rights, and sale, of any shares acquired in excess of that limit. The effect of these provisions may preclude third parties from seeking to acquire a controlling interest in Carnival Corporation in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares. See “Certain Provisions of Carnival Corporation’s Articles and By-laws—Takeover Restrictions.”

Carnival Corporation and Carnival plc are not U.S. corporations, and their shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

Carnival Corporation’s corporate affairs are governed by its third amended and restated articles of incorporation and amended and restated by-laws and by the corporate laws of Panama. Carnival plc is governed by its articles of association and memorandum of association and by the corporate laws of England and Wales. The corporate laws of Panama and England and Wales may differ in some respects from the corporate laws in the U.S.

RISKS RELATING TO CARNIVAL CORPORATION & PLC’S BUSINESSES

Carnival Corporation & plc may lose business to competitors throughout the vacation market.

Carnival Corporation & plc operates in the vacation market, and cruising is one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other leisure options, including hotels, resorts and package holidays and tours.

Carnival Corporation & plc faces significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the nature of ships and services and destinations it offers to cruise passengers. In addition, it may need to enhance its older ships with current amenities in order for those ships to be more competitive with other cruise ships. The primary cruise competitors for our Carnival Cruise Lines, Costa, Cunard, Holland America Line and Princess brands for North American-sourced passengers are Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises, Star Cruises plc, which owns NCL Group, which is comprised of Norwegian Cruise Line and Orient Lines, Disney Cruise Line, Mediterranean Shipping Company, which owns MSC Cruises, and Crystal Cruises.

Carnival Corporation & plc’s primary cruise competitors for European-sourced passengers in the UK are Island Cruises, Fred Olsen Cruise Lines, Discovery Cruises, Saga Cruises, and Thomson Cruises, which is owned by TUI; in Germany they are MSC Cruises, Hapag-Lloyd, which is owned by TUI, Peter Deilmann, Phoenix Reisen and Transocean Cruises; and in Southern Europe they are MSC Cruises, Louis Cruise Line, Globalia, Pullmantur and Spanish Cruise Line. Carnival Corporation & plc also competes for passengers throughout Europe with Norwegian Cruise Line, Orient Lines, Royal Caribbean International and Celebrity Cruises. The primary cruise competitors for the Seabourn and Windstar luxury brands include Regent Seven Seas Cruises and Silversea Cruises.

However, Carnival Corporation & plc operates in the vacation market, and cruising is only one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other travel and leisure options, including hotels, resorts and package holidays and tours.

In the event that Carnival Corporation & plc does not compete effectively with other vacation alternatives and cruise companies, its results of operations and financial condition could be adversely affected.

The international political and economic climate and other world events affecting safety and security could adversely affect the demand for cruises and could harm Carnival Corporation & plc’s future sales and profitability.

Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public’s attitude towards the safety of travel, the international political climate and the political climate of destination countries. Events such as the terrorist attacks in the U.S. on September 11, 2001, the threats of additional attacks in the U.S. and elsewhere, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Demand for cruises is also likely to be increasingly dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Economic or political changes that reduce disposable income or consumer confidence in the countries from which Carnival Corporation & plc sources its passengers may affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of its business.

Overcapacity within the cruise and land-based vacation industry could have a negative impact on net revenue yields and increase operating costs, thus resulting in ship, goodwill and/or trademark asset impairments, all of which could adversely affect profitability.

Cruising capacity has grown in recent years and Carnival Corporation & plc expects it to continue to increase over the next five years as all of the major cruise vacation companies are expected to introduce new ships. In order to utilize new capacity, the cruise vacation industry will probably need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact Carnival Corporation & plc. Failure of Carnival Corporation & plc to increase its share of the overall vacation market is one of a number of factors that could have a negative impact on Carnival Corporation & plc’s net revenue yields. In some prior years, Carnival Corporations and plc’s net revenue yields were negatively impacted as a result of a variety of factors, including capacity increases. Should net revenue yields be negatively impacted, Carnival Corporation & plc’s results of operations and financial condition could be adversely affected, including the impairment of the value of its ships, goodwill and/or trademark assets. In addition, increased cruise capacity could impact Carnival Corporation & plc’s ability to retain and attract qualified crew at competitive costs and, therefore, increase Carnival Corporation & plc’s shipboard employee costs.

The future operating cash flow of Carnival Corporation & plc may not be sufficient to fund future obligations, and Carnival Corporation & plc may not be able to obtain additional financing, if necessary, at a cost that is favorable or that meets its expectations.

The forecasted cash flow from future operations for Carnival Corporation & plc may be adversely affected by various factors, including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, ship accidents and other incidents, adverse publicity and increases in fuel prices, as well as other factors noted under these risk factors and under the “Forward-Looking Statements” section below. To the extent that Carnival Corporation & plc is required, or chooses, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, Carnival Corporation & plc will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

Carnival Corporation & plc’s access to, and the cost of, financing will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation and Carnival plc’s senior, unsecured long-term debt ratings are “A3” by Moody’s, “A-” by Standard & Poor’s and “A-” by Fitch Ratings. Carnival Corporation’s short-term corporate credit ratings are “Prime-2” by Moody’s, “A-2” by Standard & Poor’s and “F2” by Fitch Ratings.

Accidents and other incidents, unusual weather conditions or adverse publicity concerning the cruise industry or Carnival Corporation & plc could affect Carnival Corporation & plc’s reputation and harm its future sales and profitability.

The operation of cruise ships involves the risk of accidents, passenger and crew illnesses, mechanical failures and other incidents at sea or while in port, which may bring into question passenger safety, health, security and vacation satisfaction, and thereby adversely affect future industry performance, sales and profitability. In addition, Carnival Corporation & plc’s cruises and port facilities may be impacted by unusual weather patterns or natural disasters, such as hurricanes and earthquakes. For example, Hurricane Wilma caused the temporary closing of cruise ports in South Florida and also destroyed Carnival Corporation & plc’s pier facility in Cozumel, Mexico. It is possible that Carnival Corporation & plc could be forced to alter itineraries or cancel a cruise or a series of cruises due to these factors, which would have an adverse affect on sales and profitability. In addition, adverse publicity concerning the vacation industry in general or the cruise industry or Carnival Corporation & plc in particular could affect Carnival Corporation & plc’s reputation and impact demand and, consequently, have an adverse affect on Carnival Corporation & plc’s profitability.

Carnival Corporation & plc is subject to many economic and political factors that are beyond its control, which could result in increases in Carnival Corporation & plc’s operating, financing and tax costs.

Some of Carnival Corporation & plc’s operating costs, including fuel, food, insurance, payroll and security costs, are subject to increases because of market forces, economic or political instability or decisions beyond Carnival Corporation & plc’s control. In addition, interest rates, currency fluctuations and Carnival Corporation & plc’s ability to obtain debt or equity financing, are dependent on many economic and political factors. Actions by U.S. and non-U.S. taxing jurisdictions could also cause an increase in Carnival Corporation & plc’s costs.

Recently, the State of Alaska determined that an Initiative Petition (the “Initiative”) to, among other things, impose a tax on cruise passengers sailing in Alaskan waters had sufficient signatures to qualify for the August, 2006 statewide primary election ballot. If the Initiative is approved by the voters, it would likely take effect in 2007. The Initiative would impose a $46 per passenger tax on cruise passengers aboard vessels with at least 250 berths, an additional fee of $4 per passenger for an Ocean Ranger program, remove the exemption from Alaska corporate income taxes for commercial passenger vessels and assess a 33% tax on income from onboard gambling. The Initiative would also impose a number of other regulations, reporting and operational requirements on cruise vessel operators. Some or all of these provisions may be subject to legal challenges if the Initiative is approved.

Separately, two bills have been introduced for consideration in the Alaska Legislature. No action was taken on either of these bills. The legislature has until the end of the 2006 session to consider these bills. One bill would impose taxes of $50 per cruise passenger and the other bill proposes a tax of $75 per passenger. Similar legislation has been proposed in Alaska in the past and has not been approved. Both measures raise legal questions and it is uncertain whether either bill will be passed in its current form.

It is expected that any proposed passenger taxes, such as the Initiative discussed above, would be directly charged to and collected from the guests of Carnival Corporation & plc. However, if any of these taxes are enacted, it is likely that Carnival Corporation & plc would consider reducing the number of its ships that offer Alaskan cruises, in order to reduce the adverse impact of these taxes on its net income. The ultimate outcomes of these Alaskan matters cannot be determined at this time.

Increases in operating, financing and tax costs could adversely affect Carnival Corporation & plc’s results because Carnival Corporation & plc may not be able to recover these increased costs through price increases of its cruise vacations.

Environmental legislation and regulations could affect operations and increase Carnival Corporation & plc’s operating costs.

Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups have also generated negative publicity about the cruise industry and its environmental impact. The U.S. Congress, the International Maritime Organization and the U.S. Environmental Protection Agency periodically consider new laws and regulations to manage cruise ship pollution. In addition, various other regulatory agencies in the States of Alaska, California, Florida, Hawaii, Maine, Washington and elsewhere, including European regulatory organizations, have enacted or are considering new regulations or policies, which could adversely impact the cruise industry.

In addition, pursuant to a settlement with the U.S. government in April 2002, Carnival Corporation pled guilty to certain environmental violations and was fined. Carnival Corporation was also placed on probation for a term of five years. Under the terms of the probation, any future violation of environmental laws by Carnival Corporation may be deemed a violation of probation, which could result in additional fines and other forms of relief.

Carnival Corporation & plc’s costs of complying with current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase the cost of compliance or otherwise materially adversely affect Carnival Corporation & plc’s business, results of operations or financial condition.

New regulations of health, safety, security and other regulatory issues could increase Carnival Corporation & plc’s operating costs or negatively affect its bookings and future net revenue yields and adversely affect net income.

Carnival Corporation & plc is subject to various international, national, state and local health, safety and security laws, regulations and treaties. The International Maritime Organization, sometimes referred to as the IMO, which operates under the United Nations, has adopted safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to all of Carnival Corporation & plc’s ships. Generally, SOLAS establishes vessel design, structural features, materials, construction and life saving equipment requirements to improve passenger safety and security.

In addition, ships that call on U.S. ports are subject to inspection by the U.S. Coast Guard for compliance with SOLAS and by the U.S. Public Health Service for sanitary standards. Carnival Corporation & plc’s ships are also subject to similar inspections pursuant to the laws and regulations of various other countries such ships visit. Finally, the U.S. Congress recently enacted the Maritime Transportation Security Act of 2002 which implements a number of security measures at U.S. ports, including measures that relate to foreign flagged vessels calling at U.S. ports. See Part I, Item 1.Business, B-“Cruise Operating-Government Regulations” of Carnival Corporation & plc’s most recent joint Annual Report on Form 10-K for a detailed discussions of these regulatory issues.

Carnival Corporation & plc believes that health, safety, security and other regulatory issues will continue to be areas of focus by relevant government authorities in the U.S., Europe and elsewhere. Resulting legislation or regulations, or changes in existing legislation or regulations, could impact the operations of Carnival Corporation & plc and would likely subject Carnival Corporation & plc to increasing compliance costs in the future.

Pursuant to the Western Hemisphere Travel Initiative, U.S. citizens will be required to carry a passport for travel to or from certain countries/areas that were previously exempt, such as the Caribbean, Canada and Mexico. The regulations are currently scheduled to require all U.S. citizens that enter the U.S. from these previously exempt locations by air or sea to have a passport by December 31, 2006, and those citizens entering at land border crossings will have to have a passport by December 31, 2007.

Since many cruise customers visiting these destinations may not currently have passports, it is likely that this will have some negative effect on bookings and future net revenue yields when the regulations take effect. There are a number of factors that could influence the ultimate impact of these regulations, such as customer travel patterns, customer price sensitivity and the cost and effectiveness of mitigating programs Carnival Corporation & plc and others have established. However, although Carnival Corporation & plc cannot be certain, it does not currently expect that these regulations will ultimately have a material adverse effect on its operating results, as a significant portion of its revenues are derived from cruises to destinations other than those mentioned above, a substantial portion of its U.S. citizen customers already have passports and Carnival Corporation & plc expect a large number of U.S. citizen travelers who do not have passports will obtain them.

Delays in ship construction and problems encountered at shipyards could reduce Carnival Corporation & plc’s profitability.

The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions and insolvency or financial problems of the shipyards building Carnival Corporation & plc’s ships could also delay or prevent the delivery of its ships under construction. These events could adversely affect Carnival Corporation & plc’s profitability. However, the impact from a delay in delivery could be mitigated by contractual provisions and refund guarantees obtained by Carnival Corporation & plc.

In addition, as of November 30, 2005, Carnival Corporation & plc had entered into foreign currency swaps to fix the cost in U.S. dollars or sterling of three of Carnival Corporation & plc’s foreign currency denominated shipbuilding contracts. If the shipyard with which Carnival Corporation & plc has contracted is unable to perform under the related contracts, the foreign currency swaps related to the shipyard’s shipbuilding contracts would still have to be honored. This might require Carnival Corporation & plc to realize a loss on existing foreign currency swaps without having the ability to have an offsetting gain on its foreign currency denominated shipbuilding contract, thus resulting in an adverse effect on the financial results of Carnival Corporation & plc.

The lack of attractive port destinations for cruise ships of Carnival Corporation & plc could reduce its net revenue yields and net income.

Carnival Corporation & plc believes that attractive port destinations, including ports that are not overly congested with tourists, are major reasons why Carnival Corporation & plc’s customers choose a cruise versus an alternative vacation option. The availability of ports, including the specific port facility at which its guests will embark and disembark, is affected by a number of factors including, but not limited to, existing capacity constraints, security concerns, unusual weather patterns and natural disasters, financial limitations on port development, political instability, exclusivity arrangements that ports may have with Carnival Corporation & plc’s competitors, local governmental regulations and charges and local community concerns about both port development and other adverse impacts on their communities from additional tourists. The inability to continue to maintain and increase Carnival Corporation & plc’s ports of call could adversely affect its net revenue yields and net income.

RISKS RELATING TO THE GUARANTEES

Carnival plc’s guarantee is governed by the laws of a foreign jurisdiction, and an action to enforce the guarantee must be brought in the courts of England.

Unlike the Carnival Corporation debt securities offered by this prospectus, which will be governed by the laws of the State of New York, Carnival plc’s guarantee of any of Carnival Corporation’s debt securities will be issued under a separate deed of guarantee that is governed by the laws of the Isle of Man. An action to enforce the guarantee must be brought exclusively in the courts of England. Because of the exclusive jurisdiction of English courts, an action to enforce the guarantee may be separate from an action to enforce the terms of Carnival Corporation debt securities or related indentures, which may grant exclusive jurisdiction to other courts, such as specified Federal courts in the U.S. Furthermore, the Carnival plc deed of guarantee was executed in connection with the DLC transaction. DLC transactions are relatively unusual and there is little or no case law in the Isle of Man or the UK relating to DLC transactions or the agreements related to them. As a result of all of these factors, it may be more difficult, expensive and time consuming for holders to enforce the guarantee of Carnival plc than a guarantee governed by New York law in a more traditional financing.

Furthermore, because a substantial portion of Carnival Corporation’s assets are located outside of the UK, any judgment related to the guarantee in England would then need to be enforced in other countries, such as the U.S., which may require further litigation.

Carnival plc’s guarantee may be unenforceable due to fraudulent conveyance statutes and, accordingly, you could have no claim against either, as guarantor of any Carnival Corporation debt securities.

Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, subordinate or avoid the guarantee of Carnival plc if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or if the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the guarantor:

•	was insolvent or rendered insolvent because of the guarantee;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the relevant guarantor’s ability to pay at maturity.

Carnival plc does not believe that the issuance of its guarantees will be a fraudulent conveyance because, among other things, Carnival plc will receive benefits. Carnival plc will receive a reciprocal guarantee by Carnival Corporation of its indebtedness. In addition, Carnival plc receives the benefit of a streamlining and unification of the debt capital structure of Carnival Corporation & plc as a whole. However, if a court were to void the guarantee of a guarantor as the result of a fraudulent conveyance by such guarantor or hold it unenforceable for any other reason, you would cease to have a claim against that guarantor based on its guarantee and would solely be a creditor of Carnival Corporation.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus or incorporated by reference into this prospectus are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many, but not all, of these statements by looking for words like “will,” “may,” “believes,” “expects,” “anticipates,” “forecast,” “future,” “intends,” “plans” and “estimates” and for similar expressions.

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth days, estimates of ship depreciable lives and/or residual values, outlook or business prospects. These factors include, but are not limited to the following:

•	risks associated with the DLC structure, including the uncertainty of its tax status;

•	general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for the cruise brands of Carnival Corporation & plc;

•

conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

•	risks associated with operating internationally;

•	the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations;

•

the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, and other world events and adverse publicity and their impact on the demand for cruises;

•

accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the alteration of itineraries or cancellation of a cruise or series of cruises and the impact of the spread of contagious diseases;

•	changing consumer preferences, which may, among other things, adversely impact the demand for cruises;

•	the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its businesses worldwide;

•	the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions;

•	the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc’s expectations;

•	the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, payroll, insurance and security costs;

•	the impact of pending or threatened litigation;

•	changes in the environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operates;

•	continued availability of attractive port destinations;

•	the ability of Carnival Corporation & plc to successfully implement cost reduction plans;

•	continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; and

•	unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

These risks and other risks are detailed in the section entitled “Risk Factors” and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc’s forward-looking statements and/or adversely affect Carnival Corporation & plc’s businesses, results of operations and financial position. Such statements and factors are incorporated in this prospectus by reference.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will add our net proceeds from the sale of any securities offered by us under this prospectus to our working capital. The proceeds will be available for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions to expand our business. Pending final application, the net proceeds may be invested in marketable securities, including certificates of deposit and commercial paper.

We will not receive any proceeds from the resale of securities by selling securityholders under this prospectus or any supplement to it.

RATIO OF EARNINGS TO FIXED CHARGES

CARNIVAL CORPORATION & PLC

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. Earnings include net income, adjusted for income taxes, income/(loss) from affiliated operations and dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest portion of rent expense.

	Years ended November 30,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	7.3x	6.7x	5.5x	6.9x	7.1x

DESCRIPTION OF DEBT SECURITIES

We may issue from time to time debt securities in one or more series that will consist of either senior debt (“Senior Debt Securities”) or subordinated debt (“Subordinated Debt Securities”). The Senior Debt Securities will be issued under an indenture dated as of April, 25 2001 (the “Senior Indenture”), between us and U.S. Bank National Association (the “Senior Trustee”), as Trustee. The Subordinated Debt Securities will be issued under an indenture (the “Subordinated Indenture”), between us and a trustee to be named in the applicable prospectus supplement (the “Subordinated Trustee”). The term “Indenture” refers to either the Senior Indenture or the Subordinated Indenture, as appropriate, the term “Trustee” refers to either the Senior Trustee or the Subordinated Trustee, as appropriate, and the term “Debt Securities” refers to the Senior Debt Securities and the Subordinated Debt Securities. Each Indenture will be subject to and governed by the Trust Indenture Act of 1939.

The following statements with respect to the Debt Securities are not complete and are subject to the detailed provisions of the Senior Indenture and the Subordinated Indenture. Forms of these agreements are filed as exhibits to the Registration Statement.

The particular terms of each series of Debt Securities (including any additions or modifications to the general terms of the Debt Securities) will be described in a prospectus supplement that will be filed with the SEC. To review the terms of a particular series of Debt Securities, you must refer to both the prospectus supplement for the particular series and to the description of Debt Securities contained in this prospectus. There may be different trustees for one or more different series of Debt Securities. See “—Trustee”.

GENERAL

The applicable prospectus supplement for a series of Debt Securities to be issued will describe the following terms of the offered Debt Securities:

•	the title;

•	the aggregate principal amount;

•	the percentage of their principal amount at which they will be offered;

•	the date or dates on which principal is payable;

•	the interest rate or rates and/or the method of determining the interest rates;

•	the dates from which interest, if any, will accrue, the method of determining those dates, and the dates on which interest is payable;

•	the terms for redemption, extension or early repayment;

•	the denominations in which the Debt Securities are authorized to be issued (if other than denominations of $1,000 or any integral multiple thereof);

•	the currency or currencies of payment of principal or interest;

•	the provisions for a sinking fund, if any;

•

if it is an amount other than the principal amount of the Debt Securities, the portion of the principal amount that will be payable if the maturity of the Debt Securities is declared to be accelerated;

•	any other restrictive covenants included for the benefit of the holders of the Debt Securities;

•	the events of default;

•	whether the Debt Securities are issuable as a global security or Securities;

•	the applicable tax consequences related to the Debt Securities;

•	the terms and conditions, if any, under which the Debt Securities may be converted into or exchanged for our common stock or other securities;

•	the applicability of the provisions described in “—Defeasance” below;

•	any subordination provisions applicable to the Debt Securities in addition to or different than those described under

“—Subordination” below; and

•	any other term or provision which is not inconsistent with the Indenture.

One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any applicable Federal income tax consequences and special considerations will be described in the applicable prospectus supplement.

Except as otherwise stated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by us, except that at our option, interest may be paid by a check mailed to the person entitled to it.

The Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Debt Securities, but we may require payment of a sum to cover any tax or other governmental charge that must be paid in connection with the transfer or exchange. Not all Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Debt Securities of that series.

The Indenture does not contain any covenants or provisions that are specifically intended to give holders of the Debt Securities protection if we undertake a highly leveraged transaction. With respect to any series of Debt Securities, the existence or non-existence of such covenants or provisions will be disclosed in the applicable prospectus supplement.

Neither Panamanian law nor our Articles of Incorporation or By-laws limit the right of non-resident or foreign owners to hold Debt Securities. While no tax treaty currently exists between the Republic of Panama and the U.S., we believe that under current law interest payments to holders of our Debt Securities are not subject to taxation under the laws of the Republic of Panama.

BOOK-ENTRY SYSTEM

The Debt Securities of a series may be issued in the form of one or more global securities that will be deposited with a depository (the “Depository”) or with a nominee for the Depository identified in the applicable prospectus supplement, and will be registered in the name of the Depository or a nominee of it. In such a case one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of all the Debt Securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a global security may be transferred, in whole but not in part, only to another nominee of the Depository for that series, or to a successor Depository for that series selected or approved by us, or to a nominee of that successor Depository.

The specific depository arrangement with respect to any series of Debt Securities to be represented by a global security will be described in the applicable prospectus supplement.

PAYMENT OF ADDITIONAL AMOUNTS

We will agree that any amounts payable on the Debt Securities will be paid without deduction or withholding for any and all future and present taxes, levies, imposts or other governmental charges imposed, assessed, levied or collected by or for the account of the Republic of Panama or any of its political subdivisions or taxing authorities or by or for the account of the jurisdiction of incorporation (other than the U.S.) of a successor corporation to us, to the extent that such taxes first become applicable as a result of the successor corporation becoming the obligor on the Debt Securities (“Panamanian Taxes”). In addition, if deduction or withholding of any Panamanian Taxes is ever required by the Republic of Panama or any of its political subdivisions or taxing authorities (or the jurisdiction of incorporation (other than the U.S.) of a successor corporation to us), we will (if the holders or beneficial owners of the relevant Debt Securities comply with any relevant administrative requirements) pay any additional amounts (“Additional Amounts”) required to make the net amounts paid to the holders of the Debt Securities or the Trustee under the Indenture, as the case may be, after such deduction or withholding, equal to the amounts of principal, premium, if any, interest, if any, and sinking fund or analogous payments, if any, to which those holders or the Trustee are entitled. We are not required to pay Additional Amounts in respect of the following Taxes (“Excluded Taxes”):

•

any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected if the holder or beneficial owner of the relevant Debt Security were not or had not been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any such political subdivision of such jurisdiction or otherwise having or having had some connection with any such jurisdiction other than holding or owning a Debt Security, or collecting principal and interest, if any, on, or the enforcement of, a Debt Security;

•

any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Debt Security was presented more than thirty days after the date the payment became due or was provided for, whichever is later; or

•

any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any of its political subdivisions of the holder or beneficial owner of the relevant Debt Security, if compliance is required by statute or by rules or regulations of any such jurisdiction as a condition to relief or exemption from Panamanian Taxes.

We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the Debt Securities and upon written request reimburse each holder for the amount of:

•	any Panamanian Taxes levied or imposed and paid by the holder of the Debt Securities (other than Excluded Taxes) as a result of payments made with respect to the Debt Securities;

•	any liability (including penalties, interest and expenses) arising from or in connection with the levying or imposing of any Panamanian Taxes; and

•	any Panamanian Taxes levied or imposed with respect to payment of Additional Amounts or any reimbursement pursuant to this list.

We or our successor, as the case may be, will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law.

We or any successor to us, as the case may be, will furnish the Trustee within 30 days after the date the payment of any Panamanian Taxes is due, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be. The Trustee will forward copies of the tax receipts to the holders of the Debt Securities.

At least 30 days prior to each date on which any payment under or with respect to the Debt Securities is due and payable, if we will be obligated to pay Additional Amounts with respect to those payments, we will deliver to the Trustee an officers’ certificate stating that Additional Amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the Trustee to pay the Additional Amounts to holders of the Debt Securities on the payment date.

REDEMPTION OR ASSUMPTION OF DEBT SECURITIES UNDER CERTAIN CIRCUMSTANCES

Unless otherwise specified in the prospectus supplement with respect to any series of Debt Securities, if as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or non-U.S. jurisdiction of incorporation of a successor corporation to us), or of any of its political subdivisions or taxing authorities affecting taxation, or any change in an application or interpretation of those laws, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the series (or, in certain circumstances, the later date on which a corporation becomes a successor corporation to us), we determine based upon an opinion of independent counsel of recognized standing that:

•	we would be required to pay Additional Amounts on the next succeeding date for the payment thereof, or

•

any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of incorporation (other than the U.S.) of a successor corporation to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 30 nor more than 60 days’ irrevocable notice, redeem the series of Debt Securities in whole at any time (other than Debt Securities of a series having a variable rate of interest, which may be redeemed only on an interest payment date) at a redemption price equal to 100% of the principal amount plus accrued interest to the date fixed for redemption (other than outstanding original issue discount Debt Securities, which may be redeemed at the redemption price specified by the terms of each series of such Debt Securities). No notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the Additional Amounts or the tax would be imposed, as the case may be. Also, at the time that the notice of redemption is given, the obligation to pay Additional Amounts or tax, as the case may be, must be in effect.

MERGER AND CONSOLIDATION

We cannot consolidate with or merge into any other person or transfer or lease all or substantially all of our assets substantially as an entirety to any person unless:

•	after giving effect to the transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

•

the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the Indenture; and

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

EVENTS OF DEFAULT AND NOTICE

Unless otherwise noted in an applicable prospectus supplement, the following are “Events of Default” in respect of a particular series of Debt Securities:

•	failure to pay interest (including Additional Amounts) for 30 days after it is due;

•	failure to pay the principal or premium, if any, when due;

•	failure to make a sinking fund payment for five days after it becomes due;

•	failure to perform any other covenant for 60 days after being given written notice of the failure in accordance with the Indenture;

•

failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of $20 million, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of us receiving written notice of the failure in accordance with the Indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default, as indicated in the applicable prospectus supplement.

If an Event of Default in respect of a particular series of Debt Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities outstanding of the series may declare the principal amount (or, if the Debt Securities of the series are original issue discount Debt Securities, the portion of the principal amount as may be specified in the terms of the series) of all of the Debt Securities of the series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount outstanding of the Debt Securities of the affected series may, under certain circumstances, rescind and annul the declaration and its consequences if all Events of Default relating to the Debt Securities of the series, other than the non-payment of principal due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

The Trustee will, within 90 days after a default in respect of a series of Debt Securities, give the holders of the series notice of all uncured defaults known to it (the term “default” includes the events specified above without grace periods). However, except in the case of default in the payment of the principal of, or premium, if any, on or interest on any of the Debt Securities of the series, or in the payment of any sinking fund installment with respect to the Debt Securities of the series, the Trustee may withhold such notice and will not be liable to holders for doing so, if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the series.

Pursuant to the terms of the Indenture, we are required to furnish to the Trustee within 120 days of the end of our fiscal year a statement of certain of our officers stating whether or not to the best of their knowledge we are in default, in respect of any series of Debt Securities, in the performance and observance of the terms of the Indenture and, if we are in default, specifying the default and the nature of it.

The Indenture provides that the holders of a majority in aggregate principal amount of all Debt Securities then outstanding of a particular series will have the right to waive certain defaults in respect of the series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default in respect of a particular series of Debt Securities occurs (which is not cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs. Otherwise, the Trustee need only perform such duties as are specifically set forth in the Indenture. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the series unless they have offered to the Trustee reasonable security or indemnity.

No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy under it, unless the holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series have made written request, and offered reasonable indemnity, to the Trustee to institute such a proceeding as trustee. In addition, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series a direction inconsistent with the request and have failed to institute the proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on the Debt Security on or after the respective due dates expressed in the Debt Security.

The Events of Default may be modified with respect to a series of Debt Securities. Any such modification will be described in a prospectus supplement.

MODIFICATION OF THE INDENTURE

With certain exceptions, we may modify the Indenture, our rights and obligations, and the rights of the holders of a particular series, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of that series. However, without the consent of each affected holder of each Debt Security of a series, no modification may be made which would:

•	change the stated maturity of the principal or premium, if any, of a Debt Security in the series;

•	change the stated maturity of the interest (including Additional Amounts) on any Debt Security in the series;

•	reduce the principal amount of a Debt Security in the series;

•	reduce the interest rate on any Debt Security in the series; or

•	reduce the amount of principal of an original issue discount Debt Security that is payable upon the acceleration of the maturity of the Security.

In addition, the consent of the holders of all then outstanding Debt Securities of the series is required to reduce the percentage of holders of Debt Securities whose consent is required to modify the Indenture or adversely affect the right of holders of Debt Securities to convert any Securities as provided in a supplemental indenture, or adversely affect our right to repurchase any Debt Securities as provided in any supplemental indenture.

DEFEASANCE

An applicable supplemental indenture may allow us to elect either:

(1)	to defease and be discharged from any and all obligations with respect to the Debt Securities of any series pursuant to the supplemental indenture, except for the obligation to pay Additional Amounts and certain other obligations, or

(2)	to be released from our obligations with respect to the Debt Securities under certain sections of the Indenture or supplemental indenture or certain Events of Default.

In order to exercise either defeasance option, we must irrevocably deposit with the applicable Trustee, in trust, money or certain direct qualifying obligations of the U.S. or an agency or instrumentality of the U.S. which, in either case, are not callable at the issuer’s option (“U.S. Government Obligations”) or certain depositary receipts for U.S. Government Obligations that through the payment of interest and principal on them will provide sufficient money to pay all the principal of and premium, if any, and any interest on, the Debt Securities on the dates the payments are due. Defeasance may be effected only if, among other things:

•

no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture has occurred and is continuing on the date of the deposit;

•

in the event of defeasance under clause (1) above, we have delivered an opinion of counsel, stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the applicable supplemental indenture there has been a change in applicable federal law, holding that the holders of the Debt Securities will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit or defeasance, and will be subject to U.S. federal income tax in the same manner as if the defeasance had not occurred; and

•

in the event of defeasance under clause (2) above, we have delivered an opinion of counsel to the effect that, among other things, the holders of the Debt Securities will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit or defeasance and will be subject to U.S. federal income tax in the same manner as if the defeasance had not occurred.

If we fail to comply with our remaining obligations under the applicable Indenture or supplemental indenture after a defeasance of the Indenture and supplemental indenture with respect to Debt Securities as described under clause (2) above, and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee might be insufficient to pay amounts due on the Debt Securities of the series at the time of the acceleration resulting from the Event of Default. However, we will remain liable in respect of the payments.

SUBORDINATION

If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any), and interest on, the Subordinated Debt Securities will be paid after, to the extent provided in the Subordinated Indenture and the applicable supplemental indenture, all senior indebtedness is paid in full, including Senior Debt Securities. Nevertheless, our obligation to pay principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected. We may not pay any principal (or premium, if any), sinking fund or interest on the Subordinated Debt Securities when we are in default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the Subordinated Trustee under the Subordinated Indenture or the holders of any of the Subordinated Debt Securities before we have paid all senior indebtedness in full, the payment or distribution must either be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Until we have paid the senior indebtedness in full, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of our senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the Subordinated Debt Securities.

Because of the way in which the subordination provisions operate, if our assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of Subordinated Debt Securities. The Subordinated Indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance, provisions of the Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.

CONVERSION RIGHTS

The terms and conditions, if any, on which Debt Securities being offered are convertible into our common stock or other of our securities will be set forth in an applicable prospectus supplement. The terms to be described will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the Debt Securities are redeemed.

TRUSTEE

The Trustee may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to that or those series. In the event that there are two or more persons acting as Trustee with respect to different series of Debt Securities, each Trustee will be a trustee of a trust or trusts under the Indenture that are separate and apart from the trust or trusts administered by any other Trustee, and any action permitted or required to be taken by the “Trustee” may be taken by each successor Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which that successor is acting as Trustee.

GOVERNING LAW

The Debt Securities and the Indenture are governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE CARNIVAL PLC GUARANTEE

Carnival plc is guaranteeing our monetary obligations under some or all of the Debt Securities on an unsecured and unsubordinated basis. Carnival plc’s guarantee is being issued under its deed of guarantee, which Carnival plc and we executed at the closing of the DLC transaction on April 17, 2003. At the closing of the DLC transaction, Carnival plc and we also executed a separate deed of guarantee reciprocal to Carnival plc’s, under which we guaranteed specified obligations of Carnival plc owed to creditors.

The following description is a summary of the material provisions of Carnival plc’s deed of guarantee. The summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of Carnival plc’s deed of guarantee. You should read Carnival plc’s deed of guarantee carefully and in its entirety because it, and not this description, defines your rights under the Carnival plc deed of guarantee.

FORM OF GUARANTEE

The Carnival plc guarantee will be in uncertificated form.

OBLIGATIONS GUARANTEED

Under Carnival plc’s deed of guarantee, Carnival plc has fully, unconditionally and irrevocably undertaken and promised to us that Carnival plc will, as a continuing obligation, make to the creditor to whom or to which it is owed the proper and punctual payment of each of the following obligations, following written demand on the relevant primary obligor, if for any reason we do not make such payment on the relevant due date:

•	any contractual monetary obligations owed to our creditors incurred under an agreement entered into since completion of the DLC transaction;

•

any contractual monetary obligations of other persons, referred to as principal debtors, which are guaranteed by us and incurred under an agreement entered into since completion of the DLC transaction; and

•	any other obligation of any kind that may be agreed in writing between us and Carnival plc.

Carnival plc’s deed of guarantee provides that the creditors to whom our obligations are owed are intended third party beneficiaries of Carnival plc’s deed of guarantee. Subject to protective procedures for existing and new beneficiaries of Carnival plc’s guarantee, we and Carnival plc may exclude obligations from coverage under Carnival plc’s deed of guarantee by agreement, as described below under “—Exclusions from the Guarantee.” If a series of Debt Securities is excluded from coverage under Carnival plc’s deed of guarantee, the prospectus supplement relating to those Debt Securities will so state.

Should any obligation not be recoverable from Carnival plc as a result of the obligation becoming void, voidable or unenforceable against us, Carnival plc also has agreed that it will, as sole, original and independent obligor, make payment on such obligation by way of a full indemnity. Unless otherwise provided in Carnival plc’s deed of guarantee, Carnival plc’s liabilities and obligations under Carnival plc’s deed of guarantee will remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge our liabilities owed to the relevant creditor, including, without limitation:

•	anything which would have discharged Carnival plc, wholly or in part, but not us;

•	anything which would have offered Carnival plc, but not us, any legal or equitable defense; and

•	any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, us or any other person or entity.

In the event that Carnival plc is required under the Carnival plc guarantee to make a payment to a creditor, we will reimburse Carnival plc for those payments.

EXCLUSIONS FROM THE GUARANTEE

We and Carnival plc may, by entering into a supplemental deed of guarantee and by giving the required notice, exclude from the scope of Carnival plc’s deed of guarantee obligations of a particular type, or a particular obligation or obligations, incurred after a specified date. The specified date must be:

•	in the case of obligations of a particular type, at least three months after the date on which notice of the relevant exclusion is given, or

•	in the case of a particular obligation, at least five business days, or such shorter period as the relevant creditor may agree, after the date on which notice is given to the relevant creditor.

However, no such agreement or exclusion shall be effective with respect to any obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the relevant agreement or exclusion becomes effective. Therefore, under this provision we and Carnival plc would not be able to exclude a series of Debt Securities or the indenture governing such Debt Securities from the scope of Carnival plc’s deed of guarantee after the issuance of those Debt Securities without the consent of the trustee under the indenture and the requisite holders of the relevant Debt Securities.

NO DEFENSE, SET-OFF AND COUNTERCLAIM

In respect of any claim against Carnival plc by a creditor under Carnival plc’s deed of guarantee, Carnival plc will not have available to it:

•

by way of defense or set-off, any matter that arises from or in connection with Carnival plc’s deed of guarantee, and which would have been available to Carnival plc by way of defense or set-off if the proceedings had been brought against Carnival plc by us,

•

by way of defense or set-off, any matter that would have been available to Carnival plc by way of defense or set-off against a creditor if the creditor had been a party to Carnival plc’s deed of guarantee, or

•

by way of counterclaim any matter not arising from Carnival plc’s deed of guarantee that would have been available to Carnival plc by way of counterclaim against a creditor if the creditor had been a party to Carnival plc’s deed of guarantee.

GOVERNING LAW AND JURISDICTION

Carnival plc’s deed of guarantee is governed and construed in accordance with the laws of the Isle of Man. All actions or proceedings arising out of or in connection with Carnival plc’s deed of guarantee must be exclusively brought in courts in England. In addition, the issuance of the Carnival plc guarantee will not affect the governing law of any Debt Securities guaranteed, which will continue to be governed by the laws of the State of New York. It is therefore likely that the governing law and the jurisdiction in which actions may be brought in respect of the Carnival plc guarantee will be different from those for the Debt Securities. See “Risk Factors—Risks Relating to the Guarantees—Carnival plc’s guarantee is governed by the laws of a foreign jurisdiction, and an action to enforce either guarantee must be brought in the courts of England.”

TERMINATION

No termination of Carnival plc’s deed of guarantee will be effective with respect to any obligation under Carnival plc’s deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the termination becomes effective. Therefore, after the issuance of a series of Debt Securities made subject to the Carnival plc’s deed of guarantee, the termination provisions described below will not apply to those Debt Securities without the consent of the trustee under the indenture and the requisite holders of those Debt Securities.

Subject to that limitation, Carnival plc’s deed of guarantee will terminate:

•

automatically upon the termination or the discontinuance of effectiveness of the Equalization and Governance Agreement, which was entered into by us and Carnival plc at the closing of the DLC transaction and is the primary agreement governing the ongoing relationship between us and Carnival plc as a dual listed company operating as a single economic entity,

•	automatically upon the termination or discontinuance of effectiveness of our deed of guarantee, or

•

on such future date as Carnival plc may determine with the giving of three months’ notice following our consenting to such termination, although our consent shall not be required if prior to the date of such notice a resolution is passed or an order is made for the liquidation of us.

AMENDMENT

We and Carnival plc may amend Carnival plc’s deed of guarantee by entering into a supplemental deed. However, no amendment of Carnival plc’s deed of guarantee will be effective with respect to any obligation under Carnival plc’s deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the amendment becomes effective. Therefore, after the issuance of a series of Debt Securities subject to Carnival plc’s deed of guarantee, no such amendment may become effective with respect to such Debt Securities without the consent of the trustee and the requisite holders of those Debt Securities.

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of our common stock, preferred stock or Debt Securities, Warrants to purchase or sell debt securities of or guaranteed by the U.S. (“Government Debt Securities”), Warrants to purchase or sell foreign currencies, currency units or units of a currency index or currency basket, Warrants to purchase or sell units of a stock index or a stock basket and Warrants to purchase or sell a commodity or a commodity index. Warrants may be issued independently or together with any Securities offered by any prospectus supplement and may be attached to or separate from those Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as described in this prospectus and in any applicable prospectus supplement. The Warrants will be issued under warrant agreements (each a “Warrant Agreement”) to be entered into with a bank or trust company, as warrant agent (the “Warrant Agent”), all as set forth in the relevant prospectus supplement. The Warrant Agent will act solely as our agent in connection with the Warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant certificates or beneficial owners of Warrants. The following summaries of certain provisions of the forms of Warrant Agreement are not complete and are qualified by reference to the provisions of the forms of Warrant Agreement (including the forms of Warrant certificates), copies of which will be filed as exhibits to the Registration Statement (or incorporated by reference into the Registration Statement).

The particular terms of any Warrants (including any modification or additions to the general terms of the Warrants) will be described in a prospectus supplement that will be filed with the SEC. To review the terms of any particular Warrants, you must refer to both the prospectus supplement relating to such Warrants and to the description of the Warrants in this prospectus.

GENERAL

A prospectus supplement will describe the following terms of any Warrants (to the extent such terms are applicable to the Warrants):

•	their title;

•	their aggregate number;

•

whether the Warrants are for the purchase or sale of our common stock, preferred stock, Debt Securities, Government Debt Securities, currencies, currency units, composite currencies, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as described in the prospectus supplement;

•	their price or prices;

•	the currency or currencies, including composite currencies or currency units, in which the price of the Warrants may be payable;

•	the date, if any, on and after which the Warrants and the related common stock, preferred stock, or Debt Securities will be separately transferable;

•	the date on which the right to exercise the Warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of the Warrants which may be exercised at any time;

•	a discussion of material federal income tax considerations, if any;

•	the terms, procedures and limitations relating to the exercise of the Warrants; and

•	any other terms of the Warrants, including any terms which may be required or advisable under U.S. laws or regulations.

If the Warrants are to purchase common stock or preferred stock, the prospectus supplement will also describe the purchase price for the underlying common stock or preferred stock.

If the Warrants are to purchase Debt Securities, the prospectus supplement will also describe:

•

the designation, aggregate principal amount, currency, currency unit, composite currency or currency basket of denomination and other terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security;

•	the date on and after which the Warrants and the related Debt Securities will be separately transferable, if any; and

•

the principal amount of Debt Securities purchasable upon exercise of each Warrant and the price at which and currency, currency unit, composite currency or currency basket in which the principal amount of Debt Securities may be purchased upon exercise.

If the Warrants are to purchase or sell Government Debt Securities or a foreign currency, currency unit, composite currency, currency index or currency basket, the Warrants will be listed on a national securities exchange and the prospectus supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, composite currency, currency index or currency basket, as the case may be, subject to each Warrant, whether the Warrants are to purchase or sell the Government Debt Securities, foreign currency, currency unit, composite currency, currency index or currency basket, whether the Warrants provide for cash settlement or delivery of the Government Debt Securities or foreign currency, currency unit, composite currency, currency index or currency basket upon exercise, and the national securities exchange on which the Warrants will be listed.

If the Warrants are to purchase or sell a stock index or a stock basket, the Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in that stock index or stock basket and will be listed on a national securities exchange, and the prospectus supplement will describe the terms of the Warrants, whether the Warrants are to purchase or sell the stock index or stock basket, the stock index or stock basket covered by the Warrants and the market to which the stock index or stock basket relates, whether the Warrants are to purchase or sell the stock index or stock basket and the national securities exchange on which the Warrants will be listed.

If the Warrants are to purchase or sell a commodity or commodity index, the Warrants will provide for cash settlement or delivery of the particular commodity or commodities, and the Warrants will be listed on a national securities exchange. The prospectus supplement will describe the terms of the Warrants, the commodity or commodity index covered by the Warrants, whether the Warrants are to purchase or sell the commodity or commodity index, whether the Warrants provide for cash settlement or delivery of the commodity or commodity index, the market, if any, to which the commodity or commodity index relates and the national securities exchange on which the Warrants will be listed.

Warrant certificates may be exchanged for new Warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. Warrants to purchase or sell Government Debt Securities or a foreign currency, currency unit, composite currency, currency index or currency basket, and Warrants to purchase stock indices or stock baskets or commodities or commodity indices, may be issued in the form of a single global warrant certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates we select, for interests in a global warrant certificate, as described in the applicable prospectus supplement.

Prior to the exercise of their Warrants, holders of Warrants to purchase common stock, preferred stock or Debt Securities will, until their Warrants are exercised, not have any of the rights of holders of such Securities.

EXERCISE OF WARRANTS

Each Warrant will entitle the holder to purchase the amount of common stock, preferred stock or Debt Securities, or purchase or sell the amount of Government Debt Securities, or the amount of currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodities, at the exercise price, or receive the settlement value in respect of that amount of Government Debt Securities, currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the applicable prospectus supplement or as otherwise described in the prospectus supplement. Warrants may be exercised on the date set forth in the applicable prospectus supplement or as may be otherwise described in such prospectus supplement. After that date (or a later date declared by us), unexercised Warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the applicable prospectus supplement, Warrants may be exercised by delivering to the Warrant Agent the Warrant certificate properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the common stock, preferred stock or Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, composite currency, currency index, currency basket, stock index, stock basket, commodity or commodities index purchased or sold upon exercise of the Warrants. Warrants will be deemed to have been exercised upon receipt of a Warrant certificate and the required payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. We will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or purchase or sell such Government Debt Securities or currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodities, or pay the settlement value in respect of such Warrants. If fewer than all of the Warrants represented by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining amount of the Warrants.

DESCRIPTION OF CAPITAL STOCK

GENERAL

The following is a description of the material terms of our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our third amended and restated articles of incorporation, or articles, our amended and restated by-laws, or by-laws, and the other agreements specifically referenced in this section.

Our authorized capital stock consists of 2,000,000,000 shares, of which 1,959,999,998 are shares of common stock, 40,000,000 are shares of preferred stock, one share is a special voting stock and one share is a special stock. As of February 28, 2006, there were 639,774,163 shares of common stock, no shares of preferred stock, one share of special voting stock and one share of special stock outstanding. The one share of special voting stock, which we refer to in this prospectus as the special voting share, and the one share of special stock, which we refer to in this prospectus as the equalization share, were issued in connection with the DLC transaction, which was completed on April 17, 2003. See “—Special Voting Share” and “—Equalization Share.”

Our common stock and the trust shares of beneficial interest in the P&O Princess Special Voting Trust, including the beneficial interest in the Carnival plc special voting share, are listed and trade together on the NYSE under the ticker symbol “CCL.”

COMMON STOCK

VOTING RIGHTS

At any meeting of shareholders, all matters, except as otherwise expressly provided by Panamanian law and our articles or our by-laws, are decided by a majority of the votes cast by all shareholders entitled to vote, including, where applicable, the Carnival Corporation Special Voting Entity, as described below, who are present in person or by proxy at such meeting. In connection with the DLC transaction, special voting arrangements were implemented so that our shareholders and Carnival plc’s shareholders vote together as a single decision-making body on all actions submitted to a shareholder vote other than matters designated as “class rights actions” or resolutions on procedural or technical matters.

These are called JOINT ELECTORATE ACTIONS and include:

•	the appointment, removal or re-election of any director of us, Carnival plc or both;

•	if required by law, the receipt or adoption of the financial statements of us or Carnival plc or the annual accounts of both companies;

•	the appointment or removal of the auditors of either company;

•	a change of name by Carnival plc or us, or both; or

•	the implementation of a mandatory exchange based on a change in tax laws, rules or regulations.

The relative voting rights of the Carnival plc shares and our shares are determined by the equalization ratio. Based on the current equalization ratio of 1:1, each of our shares has the same voting rights as one Carnival plc share on joint electorate actions.

A change in the equalization ratio resulting from a share reorganization or otherwise would only affect voting rights on a per share basis. In the aggregate, such a change would not affect the relative weighting between our shareholders and the shareholders of Carnival plc.

In the case of class rights actions, the company wishing to carry out the class rights action would require the prior approval of shareholders of both companies, each voting separately as a class. If shareholders of either company do not approve the action, it generally will fail.

CLASS RIGHTS ACTIONS include:

•

the voluntary liquidation, dissolution or winding up, or equivalent, of either company for which shareholder approval is required, other than as part of a voluntary liquidation, dissolution or winding up, or equivalent, of both companies at or about the same time provided that such liquidation is not for the purpose of reconstituting all or a substantial part of the business of the two companies in one or more successor entities;

•

the sale, lease, exchange or other disposition of all or substantially all of the assets of either company other than a bona fide commercial transaction for valid business purposes and at fair market value and not as part of a proposal the primary purpose of which is to collapse or unify the DLC structure;

•	an adjustment to the equalization ratio, other than in accordance with the Equalization and Governance Agreement entered into by us and Carnival plc on April 17, 2003;

•	any amendment, removal or alteration of any of the provisions of Carnival plc’s articles of association and our articles and by-laws which entrench specified core provisions of the DLC structure;

•	any amendment or termination of the principal agreements under which the DLC structure is implemented, except where otherwise specifically provided in the relevant agreement;

•	any amendment to, removal or alteration of the effect of certain tax-related provisions of our articles of incorporation that would be reasonably likely to cause a mandatory exchange; and

•	anything which the boards of both companies agree should be approved as a class rights action.

No resolution to approve a class rights action or joint electorate action will be approved unless a parallel Carnival plc shareholders’ meeting is held to vote on any equivalent resolution.

Our board and the Carnival plc board may:

•	decide to seek approval from shareholders for any matter that would not otherwise require such approval;

•	require any joint electorate action to instead be approved as a class rights action; or

•	specify a higher majority vote than the majority that would otherwise be required by applicable laws and regulations.

EQUALIZATION RATIO

The Equalization and Governance Agreement, which was executed on April 17, 2003 by us and Carnival plc in connection with the DLC transaction, governs the equalization ratio, which reflects the relative economic and voting interests represented by an individual share of common equity in each company. As of June 1, 2003, the “equalization ratio” between shares of our common stock and Carnival plc ordinary shares was 1:1, so one share of our common stock is entitled to the same economic and voting interests in Carnival Corporation & plc as one Carnival plc ordinary share.

In order to effect the relative rights of Carnival Corporation shares and Carnival plc shares under the DLC transaction, we and Carnival plc agreed in the Equalization and Governance Agreement that Carnival Corporation & plc would be operated under the following DLC equalization principles:

•

the equalization ratio will effectively govern the proportion in which distributions of income and capital are made to the holders of our shares relative to the holders of Carnival plc shares, and vice versa, and the relative voting rights of the holders of our shares and the holders of Carnival plc shares on joint electorate actions;

•

issuances of or transactions affecting our share capital or that of Carnival plc will be implemented in a way which will not give rise to a materially different financial effect as between the interests of the holders of our shares and the interests of the holders of Carnival plc shares. If any such issue or transaction involves any of the following:

•	a rights issue of shares at less than market value;

•	an offer of any securities, or a grant of any options, warrants or other rights to subscribe for, purchase or sell any securities, to shareholders by way of rights;

•

non-cash distributions to shareholders and share repurchases involving an offer made to all or substantially all of the shareholders of a company to repurchase their shares at a premium to market value;

•	a consolidation or subdivision of shares; or

•	an issue of shares to shareholders for no consideration or solely by way of capitalization of profits or reserves,

then an automatic adjustment to the equalization ratio will occur, unless our board of directors and Carnival plc’s board of directors, in their sole discretion, undertake:

•

an offer or action which having regard to the then existing equalization ratio; the timing of the offer or action; and any other relevant circumstances, is in the reasonable opinion of the boards of Carnival Corporation and Carnival plc financially equivalent, but not necessarily identical, in respect of, on the one hand, holders of our shares, and on the other hand holders of Carnival plc shares, and does not materially disadvantage either company’s shareholders, which we refer to as a “matching action”; or

•	an alternative to such automatic adjustment that has been approved as such by a class rights action.

Any adjustments to the equalization ratio will be communicated to shareholders through a press release.

Our board and the Carnival plc board will be under no obligation to undertake any such matching action or to seek approval of an alternative as a class rights action if any issue or transaction referred to above is not covered by an automatic adjustment to the equalization ratio, and no automatic adjustment to the equalization ratio will then occur, but our board and the Carnival plc board will have the right (in their sole discretion), but not the obligation, to undertake a matching action, or to seek approval of an adjustment to the equalization ratio as a class rights action.

No adjustment to the equalization ratio will be required in respect of:

•

scrip dividends or dividend reinvestments at market price; issuances of Carnival plc shares or our shares or securities convertible into, or exercisable or exchangeable for, such shares pursuant to employee share plans;

•	issuances of our shares under Carnival Corporation’s $600,000,000 2% Convertible Senior Debentures due 2021 and the $1,051,175,000 Liquid Yield Option Notes(TM) due 2021;

•	issuances of shares or securities convertible into, or exercisable or exchangeable for, such shares other than to all or substantially all shareholders of either company, including for acquisitions;

•	a buy-back or repurchase of any shares:

•	in the market by means of an offer (1) not open to all or substantially all shareholders of either company or (2) in compliance with Rule 10b-18 under the Exchange Act;

•	at or below market value;

•	by either company pursuant to the provisions in such company’s governing documents; or

•	pro rata to the shareholders of Carnival Corporation & plc at the same effective premium to the market price, taking into account the equalization ratio;

•	matching actions;

•	the issue of an equalization share by either company to the other; and

•	any purchase, cancellation or reduction of disenfranchised shares.

SOURCES AND PAYMENT OF DIVIDENDS

Under Panamanian law, a corporation may pay dividends to the extent of a corporation’s net earnings or capital surplus.

We expect to pay quarterly dividends. There has been no change in the entitlement of quarterly dividends for shareholders of us or Carnival plc following the completion of the DLC transaction. Our shareholders and Carnival plc shareholders have rights to income and capital distributions from Carnival Corporation & plc based on the equalization ratio. In order for the companies to pay a dividend or make a distribution, the ratio of dividends and distributions paid per share of our common stock to dividends and distributions paid per Carnival plc ordinary share must equal the equalization ratio, taking into account the applicable currency exchange rate.

Dividends are equalized according to the equalization ratio, and any balancing transactions between the companies will be determined and made, before deduction of any amounts in respect of the tax required to be deducted or withheld and excluding the amounts of any tax credits or other tax benefits.

If one company has insufficient profits or is otherwise unable to pay a dividend, we and Carnival plc will, as far as practicable, enter into such balancing transactions as are necessary to enable both companies to pay dividends in accordance with the equalization ratio. This may take the form of a payment from one company to the other or a dividend payment on an equalization share. Dividends received by Carnival plc shareholders are consistent with our regular quarterly dividend.

Our articles provide that the holders of shares of our common stock be entitled, in accordance with the Equalization and Governance Agreement and to the exclusion of the holders of shares of preferred stock, to receive such dividends as from time to time may be declared by the board of directors, except as otherwise provided by the board resolution or resolutions providing for the issue of any series of shares of preferred stock.

LIQUIDATION

Under Panamanian law, if the board of directors deems it advisable that the corporation be dissolved, it is to propose by a majority of the votes of the members of the board an Agreement of Dissolution and within 10 days shall call or cause to be called, in accordance with law, a meeting of stockholders, to vote on the resolution passed by the board of directors proposing the dissolution. At the stockholders’ meeting, the holders of a majority of shares with voting rights on the matter can adopt the resolution for the dissolution of the company. The dissolution of the company may also be adopted by written consent in lieu of meeting of the holders of all shares having voting power.

Pursuant to the Equalization and Governance Agreement, in the event of a voluntary or involuntary liquidation of either us or Carnival plc, or both companies, if the hypothetical potential per share liquidation distributions to each company’s shareholders are not equivalent, taking into account the relative value of the two companies’ assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the US Bankruptcy Code or a similar statute would not be considered a “liquidation,” so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

In giving effect to the principles regarding a liquidation of us, we may:

•	make a payment to Carnival plc in accordance with the provisions of the Equalization and Governance Agreement;

•	issue shares to Carnival plc or to holders of Carnival plc ordinary shares and make a distribution or return on such shares; or

•	take any other action that the boards of directors of each of us and Carnival plc consider appropriate to give effect to such principles.

Any action other than a payment of cash by one company to the other company will require the prior approval of the board of directors of each company.

APPRAISAL RIGHTS

Under Panamanian law, shareholders of a corporation do not have appraisal rights.

PRE-EMPTIVE RIGHTS

Under Panamanian law, a shareholder is entitled to pre-emptive rights to subscribe for additional issuances of common stock or any security convertible into stock in proportion to the shares that are owned unless there is a provision to the contrary in the articles of incorporation. Our articles of incorporation provide that our shareholders are not entitled to pre-emptive rights.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock and paired trust shares is SunTrust Bank.

SPECIAL VOTING SHARE

REFLECTING VOTES OF CARNIVAL PLC SHAREHOLDERS AT CARNIVAL CORPORATION MEETINGS

Our articles authorize one special voting share. The special voting share is merely a mechanism to give effect to shareholder votes at parallel shareholder meetings on joint electorate actions and class rights actions as described above under “—Common Stock—Voting Rights” and quorum provisions as described below under “—Certain Provisions of Carnival Corporation’s Articles and By-laws—Quorum Requirements.” The special voting share has no rights to income or capital and no voting rights except as described below. Upon completion of the DLC transaction, Carnival issued the special voting share to DLC SVC Limited. DLC SVC

Limited is a newly formed company incorporated in England and Wales whose shares are legally and beneficially owned by The Law Debenture Trust Corporation p.l.c., an independent trustee company incorporated in England and Wales. At all meetings at which a joint electorate action or a class rights action will be considered, the holder of the Carnival Corporation special voting share must be present.

For joint electorate actions, the Carnival Corporation special voting share will represent the number of votes cast at the parallel meeting of Carnival plc shareholders, as adjusted by the equalization ratio and rounded up to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at our meeting in accordance with votes cast at the Carnival plc meeting.

For class rights actions, DLC SVC Limited, as holder of the Carnival Corporation special voting share, will only vote if the proposed action has not been approved at the parallel Carnival plc meeting. In that event, the Carnival Corporation special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at our meeting if the total votes capable of being cast by all of our outstanding shares able to vote were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival Corporation special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all our shares, excluding the votes represented by the Carnival Corporation special voting share. Therefore, assuming holders of approximately 2% or more of our shares do not cast votes on such class rights action, it will fail. If the Carnival plc shareholders approve the proposed action, the Carnival Corporation special voting share will not represent any votes.

The Carnival Corporation special voting share will not represent any votes on any resolution of a procedural or technical nature, which we refer to in this prospectus as “procedural resolutions.” Procedural resolutions are those that do not adversely affect the shareholders of Carnival plc in any material respect and are put to our shareholders at a meeting. The Chairman of our board will, in his absolute discretion, determine whether a resolution is a procedural resolution. To the extent that such matters require the approval of our shareholders, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote, provided no amendments have been raised;

•

that the question under discussion not be put to the vote, where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting;

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate, for example, to a subsequent meeting; and

•	to adjourn the meeting.

REFLECTING VOTES OF CARNIVAL CORPORATION SHAREHOLDERS AT CARNIVAL PLC MEETINGS

As part of the DLC transaction, Carnival plc issued a special voting share to us, and we transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands for the purpose of holding the Carnival plc special voting share. For joint electorate actions, the Carnival plc special voting share represents the number of votes cast at the parallel meeting of our shareholders, as adjusted by the equalization ratio and rounded to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at the Carnival plc meeting in accordance with votes cast at our meeting.

For class rights actions, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share, will only vote if the proposed action has not been approved at our parallel meeting. In that event, the Carnival plc special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes, or, in the case of a special resolution, such percentage less one vote, necessary to defeat the resolution at the Carnival plc meeting if the total number of votes capable of being cast by all outstanding Carnival plc shares, and other Carnival plc shares able to vote, were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival plc special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival plc shares excluding the votes represented by the Carnival plc special voting share. Therefore, assuming holders of approximately 2% or more of Carnival plc shares do not cast votes on such class rights action, it will fail. If our shareholders approve the proposed action, the Carnival plc special voting share will not represent any votes.

The Carnival plc special voting share will not represent any votes on any procedural resolutions.

In connection with the DLC transaction, trust shares of beneficial interest in the P&O Princess Special Voting Trust were transferred to us. Immediately following this transfer, we distributed such trust shares by way of dividend to our shareholders of record at the close of business on April 17, 2003. Under the Pairing Agreement entered into by us, the trustee of the P&O Princess Special Voting Trust and SunTrust Bank on April 17, 2003, and our articles, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of our common stock on a one-for-one basis.

Our shares trade in units consisting of one share of Carnival Corporation common stock and one trust share of beneficial interest in the P&O Princess Special Voting Trust. Each share of our common stock shall not and cannot be transferred without the corresponding paired trust share. The trust shares of beneficial interest in the P&O Princess Special Voting Trust entitle our shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions. See “Description of Trust Shares.”

EQUALIZATION SHARE

Our articles authorize one equalization share. The equalization share:

•	has rights to dividends in accordance with the Equalization and Governance Agreement as declared and paid by the board of directors;

•	has no rights to receive notice of, attend or vote at any shareholder meeting; and

•	in the event of our voluntary or involuntary liquidation, ranks after all other holders of shares.

CERTAIN PROVISIONS OF CARNIVAL CORPORATION’S ARTICLES OF

INCORPORATION AND BY-LAWS

QUORUM REQUIREMENTS

The presence in person or by proxy at any meeting of our shareholders holding at least one-third of the total votes entitled to be cast constitutes a quorum for the transaction of business at such meeting, except as otherwise required by applicable law or regulation, the articles of incorporation or the by-laws.

For purposes of determining whether a quorum exists at any meeting of shareholders where a joint electorate action or a class rights action is to be considered:

•

if the meeting of our shareholders convenes before the parallel shareholder meeting of Carnival plc, the Carnival Corporation special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy;

•

if the meeting of our shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to one or more joint electorate actions, the Carnival Corporation special voting share will have the maximum number of votes attached to it as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of Carnival plc, and such maximum number of votes, including abstentions, will constitute shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting; and

•

if the meeting of our shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to a class rights action, the Carnival special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy.

In addition, in order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, DLC SVC Limited must be present at such meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

Our by-laws provide that shareholders may not act by written consent.

SHAREHOLDER PROPOSALS

Panamanian law does not specifically address the issue of shareholder proposals and our by-laws do not expressly permit shareholder proposals to be considered at the annual meeting of shareholders. Panamanian law requires that prior notice of a meeting must set out the purpose or purposes for which the meeting is convened. Any proposal to be discussed at a meeting should be included in the notice of the meeting, unless the notice reserves time for any other matters which the shareholders may which to discuss.

Under the rules of the Exchange Act, shareholders may submit proposals, including director nominations, for consideration at shareholder meetings. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In order for shareholder proposals to be considered for inclusion in our proxy statement/prospectus for an annual meeting, the written proposals must be received by us not less than 120 calendar days before the first anniversary of the date of mailing of the proxy statement from the previous year’s annual meeting.

Our by-laws provide that at any special meeting of shareholders only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice of the special meeting. Our by-laws provide that special meetings of shareholders may only be called by our board or our President or Secretary.

STANDARD OF CONDUCT FOR DIRECTORS

Panamanian law imposes a general fiduciary duty on directors to act prudently and in the best interests of the company. Among other things, directors are responsible for the authenticity of the payments which appear to have been made on behalf of the company, for the validity of dividends to be paid, general book-keeping and for effecting the operation of the company in accordance with applicable laws, its articles of incorporation, its by-laws, and resolutions of the General Assembly of shareholders.

Our articles provide that our board of directors is authorized to operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed, which regulates the manner in which the votes attaching to the Carnival Corporation special voting share and the P&O Princess special voting share are exercised, and the Carnival Corporation Deed of Guarantee each of which was entered into on April 17, 2003, and, subject to applicable laws and regulations, nothing done by any director in good faith pursuant to such authority and obligations constitutes a breach of the fiduciary duties of such director to us or our shareholders. In particular, the directors are, in addition to their duties to us, entitled to consider the interests of our shareholders and the Carnival plc shareholders as if we and Carnival plc were a single entity. As a result of, and following completion of the DLC transaction, our board of directors and that of Carnival plc are identical.

MEETINGS OF SHAREHOLDERS

If we propose to undertake a joint electorate action or class rights action at a meeting of shareholders, we must immediately give notice to Carnival plc of the nature of the joint electorate action or the class rights action it proposes to take. Unless such action is proposed to be taken at the annual meeting of shareholders, the board of directors must convene a special meeting for the purpose of considering a resolution to approve the joint electorate action or class rights action. Such meeting will be held as close in time as practicable with the parallel shareholder meeting convened by Carnival plc for purposes of considering such joint electorate action or class rights action. If we receive notice from Carnival plc that Carnival plc proposes to undertake a joint electorate action or a class rights action, our board of directors must convene a meeting of our shareholders as close in time as practicable to the Carnival plc meeting and must propose an equivalent resolution as that proposed at the Carnival plc meeting. We must cooperate fully with Carnival plc in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed joint electorate action or class rights action.

AMENDMENT OF GOVERNING INSTRUMENTS

Under Panamanian law, unless the articles of incorporation require a greater vote, an amendment to the articles of incorporation may be made:

•	by the holders or their proxies of all the issued and outstanding stock of the corporation entitled to vote;

•	by means of a resolution passed by holders or their proxies of the majority of the outstanding stock of the corporation entitled to vote; and

•

in case the amendment to the articles consists in any change in the preference of shares of any class, by means of a resolution passed by holders or their proxies of majority of the outstanding stock of the corporation entitled to vote of each class.

Any amendment to the provisions of our articles which entrench the DLC structure requires approval as a class rights action. The entrenched provisions of the articles include matters relating to:

•	the special voting share;

•	anti-takeover provisions;

•	dividends and distributions;

•	amendments to our articles and by-laws; and

•	liquidation.

All other provisions of our articles, except as provided below, may be amended by the shareholders of Carnival Corporation and Carnival plc voting together in a joint electorate action. Amendments to our articles require approval, whether in a class rights action or joint electorate action, of a majority of all votes entitled to be cast with respect thereto, including votes entitled to be cast by the Carnival Corporation special voting share, at a meeting of our shareholders.

Notwithstanding the foregoing, any amendment of the articles (1) to specify or change the location of the office or registered agent of us, or (2) to make, revoke or change the designation of a registered agent, or to specify or change the registered agent, may be approved and effected by the board of directors without the approval of our shareholders or the shareholders of Carnival plc.

Under Panamanian law, the board of directors of a corporation has the power to adopt, amend or repeal the by-laws of the corporation, unless specifically provided to the contrary by the articles of incorporation or in the by-laws approved by the shareholders. Our by-laws provide that the by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted, by the board of directors or by vote of the holders of the shares entitled to vote in the election of directors. Any by-laws adopted, altered or supplemented by the board of directors may be altered, amended, supplemented or repealed by the shareholders entitled to vote thereon.

Any amendment to or repeal of the provisions of our by-laws which entrench the DLC structure will also require approval as a class rights action. Any amendment to or repeal of our by-laws other than any of our entrenched by-laws may be approved and effected by our board of directors without the approval of our shareholders or the shareholders of Carnival plc. The entrenched provisions of the by-laws include matters relating to:

•	the transferability of the special voting share;

•	the scope of, and voting rights and procedures in relation to, joint electorate actions, class rights actions and procedural resolutions; and

•	election, qualification and disqualification of directors.

In limited circumstances since the implementation of the DLC structure, Carnival plc shares, other than those held by us, may be subject to a mandatory exchange for our shares at the then prevailing equalization ratio. A mandatory exchange can occur if there is a change in applicable tax laws, rules or regulations that the board of directors of Carnival plc reasonably determines is reasonably likely to have a material adverse effect on Carnival Corporation & plc and the exchange is approved by 66 2/3% of the shareholders of Carnival plc and us voting on a joint electorate action. A mandatory exchange can also be triggered if there is a change in the applicable non-tax laws, rules or regulations, as a result of which the board of directors of Carnival plc reasonably determines that it is reasonably likely that all or a substantial portion of the agreements that give effect to the DLC structure are unlawful, illegal or unenforceable. Were either of these changes to occur, we would issue additional shares to deliver to Carnival plc shareholders in accordance with the then prevailing equalization ratio and we would own 100% of Carnival plc. Our shares are not subject to any mandatory exchange for Carnival plc shares. If such a mandatory exchange is triggered, our articles and by-laws will be automatically amended upon completion of the mandatory exchange, without any further action of us or our shareholders, to conform to our articles of incorporation and our by-laws prior to the implementation of the DLC structure.

ELECTION OF DIRECTORS

Resolutions relating to the appointment, removal and re-election of directors will be considered as a joint electorate action and voted upon by the shareholders of each company effectively voting together as a single decision-making body. Our articles provide that the number of directors will be no less than three and no more than 25. Within said minimum and maximum, the total number of directors may be fixed from time to time by resolution of the shareholders or by resolution of the board. A change in the minimum and maximum number of directors will require an amendment to the articles. No person may be elected or appointed to serve on our board unless that person is also elected to be a member of the Carnival plc board. Any of our directors who resign from our board must also resign from the Carnival plc board and vice versa.

REMOVAL OF DIRECTORS

Panamanian law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors. Our by-laws provide that, subject to the provisions of Panamanian law, directors may be removed with or without cause only by a majority vote of a quorum of the shareholders.

VACANCIES ON THE BOARD OF DIRECTORS

Our by-laws provide that vacancies on the board of directors will be filled by a majority of the directors then in office, even though less than a quorum, provided that any such person is appointed to both our board and the Carnival plc board at the same time. If only one director remains in office, the director will have the power to fill all vacancies. If there are no directors, our Secretary may call a meeting at the request of any two shareholders for the purpose of appointing one or more directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Panamanian law does not specifically address the issue of indemnification of directors and officers. We may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director acted in good faith and in a manner he/she reasonably believed to be in the best interests of the corporation. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his/her conduct was unlawful.

Our articles provide that each person, and the heirs, executors or administrators of such person, who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of us or Carnival plc or is or was serving at the request of us or Carnival plc as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Panamanian law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of the General Corporation Law of

Panama will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts. We have the power to purchase and maintain insurance in respect of its indemnification obligations.

A member of the board of directors, or a member of any committee designated by the board of directors, will, in the performance of his duties, be fully protected in relying in good faith upon the records of us or Carnival plc and upon such information, opinions, reports or statements presented to us by any of our or Carnival plc’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of us. In discharging their duties, directors and officers, when acting in good faith, may rely upon financial statements of us or Carnival plc represented to them to be correct by the chief financial officer or the controller or other officer of us or Carnival plc having charge of its books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of us or Carnival plc.

TAKEOVER RESTRICTIONS

Under Panamanian law, directors are responsible for the good management and in general for the execution or faulty fulfillment of their obligations to administer the corporation’s affairs. There is limited legislative or judicial guidance on takeover issues in Panama and it is difficult to anticipate how a Panamanian court will react or resolve a matter concerning application of a policy of judicial deference to board of directors decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that (1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal and (2) the board action taken was reasonable in relation to the threat posed.

Our articles contain provisions which would apply to any person, or group of persons acting in concert, that acquires shares in Carnival Corporation & plc which would trigger a mandatory offer obligation as if the UK Takeover Code applied to Carnival Corporation & plc on a combined basis. Where:

•	a person or group of persons acquired, or acquires voting rights over 30% or more of the combined votes which would be cast on a joint electorate action; or

•

any person or group of persons that already holds not less than 30% but not more than 50% of the combined votes which would be cast on a joint electorate action, acquired, or acquires voting rights over, any shares which increase the percentage of votes which such person(s) could cast on a joint electorate action, such shares acquired would be disenfranchised, that is, the owner of those shares could cease to have any economic or voting rights on those shares, unless an offer for all the shares in Carnival Corporation & plc at a price equivalent to that applicable to the acquisition has been made by the person or group. These takeover restrictions would not apply to:

•	acquisitions of shares of the other company by either Carnival plc or us;

•	if the restrictions are prohibited by applicable law and regulations;

•	any acquisition by the Arison family and various trusts for their benefit within the thresholds described below; and

•	any acquisition pursuant to a mandatory exchange.

There are some exceptions to these provisions in the case of the Arison family and trusts for their benefit, which as of January 31, 2006, together, hold approximately 29% of the total voting power of Carnival Corporation & plc. The Arison family and various trusts for their benefit can acquire shares in Carnival Corporation & plc without triggering these provisions provided that, as a result, their aggregate holdings do not increase by more than 1% of the voting power of Carnival Corporation & plc in any period of 12 consecutive months, subject to their combined holdings not exceeding 40% of the voting power of Carnival Corporation & plc. However, these parties may acquire additional shares or voting power without being subject to these restrictions if they comply with the offer requirement described above. These restrictions do not apply to acquisitions of shares by either Carnival plc or us.

OWNERSHIP LIMITATIONS AND TRANSFER RESTRICTIONS

In general, under Section 883 of the Internal Revenue Code, certain non-U.S. corporations are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operations of a ship or ships. Effective for our year ended November 30, 2005, the regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft shall exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation’s stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., that 50% or more of its stock is owned by persons who each own 5% or more of the value of the outstanding shares of the corporation’s stock.

To the best of our knowledge, after due investigation, we currently qualify as a publicly traded corporation under the regulations. However, because some members of the Arison family and various trusts established for their benefit beneficially own approximately 36% of our common stock, or approximately 29% of the total voting power of Carnival Corporation & plc, there is the potential that another shareholder could acquire 5% or more of our common stock which could jeopardize our qualification as a publicly traded corporation. If we in the future were to fail to qualify as a publicly traded corporation, we would be subject to U.S. income tax on income associated with our cruise operations in the U.S. As a precautionary matter, in 2000, we amended our articles of incorporation to ensure that we continue to qualify as a publicly traded corporation under the regulations.

Our articles provide that no one person or group of related persons, other than some members of the Arison family and various trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.9% of our common stock, whether measured by vote, value or number. In addition, the articles generally restrict the transfer of any shares of our common stock if such transfer would cause us to be subject to U.S. shipping income tax. In general, the attribution rules under the Internal Revenue Code applicable in determining whether a person is a 5% shareholder under the regulations attribute stock:

•	among specified members of the same family,

•	to shareholders owning 50% or more of a corporation form that corporation,

•	among corporations that are members of the same controlled group,

•	among grantors, beneficiaries and fiduciaries of trusts, and

•	to partners of a partnership from that partnership.

For purposes of this 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to some members of the Arison family and various trusts established for their benefit. These shareholders will be permitted to transfer their shares of our common stock without complying with the limit so long as transfer does not cause us to be subject to U.S. income tax on shipping operations.

The articles provide that the board of directors may waive the 4.9% limit or transfer restrictions, in any specific instance, if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from U.S. income taxation on gross income from the international operation of a ship or ships, within the meaning to Section 883 of the Internal Revenue Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

If a purported transfer or other event, including owning shares of common stock in excess of the 4.9% limit on the effective date of the proposed amendment, results in the ownership of common stock by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such shares of common stock in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of common stock in violation of the 4.9% limit or causes us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

Excess shares will not be treasury stock but rather will continue to be issued and outstanding shares of our common stock. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of

•

in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•

in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of the board of the directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of

•	the price per share received by the trustee, and

•

the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.

If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of

•	the date the transfer or other event resulting in excess shares has occurred, and

•	the date the board of directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our articles could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of our board of directors, does not require these provisions in our articles to ensure that we will maintain our income tax exemption for our shipping income, our board of directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions.

While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Arison family and certain trusts for their benefit will be able to acquire control of Carnival Corporation & plc.

PREFERRED STOCK

Our board of directors may issue, without further authorization from our shareholders, up to 40,000,000 shares of preferred stock in one or more series. Our board of directors may determine, at the time of creating each series, the distinctive designation of and the number of shares in, the series, its dividend rate, the number of votes, if any, allocated to each share of the series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of the shares as our board of directors may be permitted to fix under the laws of the Republic of Panama in effect at the time the series is created. The preferred stock will be, when issued, fully paid and nonassessable.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and could delay, defer or prevent a change in control. The rights of holders of any preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future.

To the extent applicable, the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

RANK

The shares of preferred stock of any series have the rank set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

DIVIDENDS

The articles supplementary setting forth the terms of a series of preferred stock may provide that holders of that series are entitled to receive dividends, when, as and if authorized by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends and any other terms applicable to the dividends will be set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative and payable in cash or in kind.

CONVERSION AND EXCHANGE

The articles supplementary setting forth the terms of a series of preferred stock may provide for and the prospectus supplement for the relevant series of preferred stock may describe the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or common stock of a third party.

REDEMPTION

If so specified in the articles supplementary setting forth the terms of a series of preferred stock, which will be described in the applicable prospectus supplement, a series of preferred stock may be redeemable at our or the holder’s option and/or may be mandatorily redeemed partially or in whole.

LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of each series of preferred stock may be entitled to receive distributions upon liquidation. Those distributions will be made before any distribution is made on any securities ranking junior relating to liquidation. The terms and conditions of those distributions will be set forth in the applicable articles supplementary and described in the relevant prospectus supplement.

VOTING RIGHTS

The holders of shares of preferred stock will have the voting rights provided by the applicable articles supplementary and required by applicable law. These voting rights will be described in the applicable prospectus supplement.

DESCRIPTION OF TRUST SHARES

GENERALLY

On April 17, 2003, we completed the DLC transaction with Carnival plc. As part of the DLC transaction, Carnival plc issued a special voting share to us, and we transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to us. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issue, we distributed such trust shares by way of a dividend to our common stockholders. Under the Pairing Agreement, dated as of April 17, 2003, between us, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and SunTrust Bank, as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of our common stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of our common stock is issued to a recipient after the closing of the DLC transaction, a paired trust share will be issued at the same time initially to us, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of our common stock.

Since completion of the DLC transaction, shares of our common stock have traded together with the paired trust shares on the NYSE under the ticker symbol “CCL.” The paired trust shares entitle our shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions.

The Carnival plc special voting share will be voted based upon the outcome of voting at the relevant parallel meeting of our shareholders, based on the number of votes cast by our shareholders voting their shares of our common stock. See “Description of Carnival Corporation Capital Stock—Special Voting Share.”

PAIRING AGREEMENT

Under the Pairing Agreement, which was entered into by us, the trustee of the P&O Princess Special Voting Trust and a transfer agent at the closing of the DLC transaction:

•	trust shares and shares of our common stock are not transferable unless the transferee acquires the same number of trust shares and our shares;

•	we and the transfer agent will not agree to any transfer of shares of our common stock unless the transferee agrees to acquire the corresponding trust shares;

•

trust shares and shares of our common stock are not represented by separate certificates, but by one certificate of our common stock, which represents an equal number of shares of our common stock and trust shares;

•

upon each issuance of additional shares of our common stock, including pursuant to the exercise of any existing option or convertible security, the trustee of the P&O Princess Special Voting Trust will issue an equal number of additional trust shares;

•

if we declare or pay any distribution consisting in whole or in part of shares of our common stock, or subdivide or combine shares of our common stock, then the trustee of the P&O Princess Special Voting Trust will effect corresponding adjustments to maintain the pairing relationship of one share of our common stock to each trust share;

•

if we otherwise reclassify the shares of our common stock, then the trustee of the P&O Princess Special Voting Trust will effect such transactions as are necessary to maintain the pairing relationship of the securities into which one share of our common stock was so reclassified to each trust share; and

•	if we cancel or retire any shares of our common stock, the trustee of the P&O Princess Special Voting Trust will cancel or retire the corresponding trust shares.

VOTING TRUST DEED

The voting trust deed of the P&O Princess Special Voting Trust governs the administration of the P&O Princess Special Voting Trust. The trust property consists of the Carnival plc special voting share, all payments or collections in respect of the Carnival plc special voting share and all other property from time to time deposited in the trust. The SVE Special Voting Deed provides that at every meeting of Carnival plc shareholders at which a resolution relating to a joint electorate action or a class rights action is to be considered, the trustee of the P&O Princess Special Voting Trust will be present by corporate representative or by proxy. The trustee has no discretion as to how the Carnival plc special voting share is to be voted at any Carnival plc shareholders meeting. The trustee will vote the Carnival plc special voting share at any Carnival plc shareholders meeting in accordance with the requirements of:

•	the Carnival plc articles,

•

the special voting deed entered into on April 17, 2003 by us, Carnival plc, DLC SVC Limited, as holder of the Carnival Corporation special voting share, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share and The Law Debenture Trust Corporation p.l.c., as the legal and beneficial owner of DLC SVC Limited, and

•	the DLC equalization principles, in effect, to reflect the outcome of votes at parallel meetings of our shareholders for purposes of joint electorate actions and class rights actions.

The P&O Princess Special Voting Trust has a single class of trust shares of beneficial interest. Each trust share represents an equal, absolute, identical, undivided interest in the trust property. The trustee of the P&O Princess Special Voting Trust is authorized to issue an unlimited number of trust shares.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. Any selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Sales of shares of common stock and other securities also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the New York Stock Exchange or any other national securities exchange or automated trading and quotation system on which the common stock or other securities are listed, in the over-the-counter market, in hedging or derivatives transactions, negotiated transactions, through options transactions relating to the shares (whether these options are listed on an options exchange or otherwise), through the settlement of short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The securities may also be exchanged for satisfaction of the selling securityholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers. Any shares of common stock offered under this prospectus will be listed on the New York Stock Exchange (or such other stock exchange or automated quotation system on which the common stock is listed), subject to official notice of issuance.

The selling securityholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The registration statement of which this prospectus is a part was requested by certain trusts for the benefit of members of the Arison family, including our Chairman and Chief Executive Officer Micky Arison. These shareholders requested the registration statement for financial, estate and tax planning purposes and have no current intent to sell any of their shares of common stock except for sales under Rule 144. Under the registration rights agreement, we are required to bear certain expenses related to this registration statement.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP has passed upon the validity of the Debt Securities and Warrants offered by this prospectus for us. Dickinson Cruickshank has passed upon the validity of the guarantees offered by this prospectus by Carnival plc. The validity of the shares of our common stock and our preferred stock offered by this prospectus and certain other matters with respect to Panamanian law have been passed upon for Carnival Corporation by Tapia Linares y Alfaro. The validity of the trust shares of beneficial interest in the P&O Princess Special Voting Trust and certain other matters with respect to Cayman Islands law have been passed upon by Maples and Calder. The validity of the Carnival plc special voting share and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc by Freshfields Bruckhaus Deringer.

James M. Dubin and John J. O’Neil, partners of Paul, Weiss, Rifkind, Wharton & Garrison LLP, had shared or sole rights to vote or dispose of over approximately 18% of Carnival Corporation’s outstanding common stock as of February 28, 2006 by virtue of their control of certain trusts for the benefit of certain Arison family members. This represents approximately 14% of the total voting power of Carnival Corporation & plc. Mr. Dubin also beneficially owns 1,000 shares of common stock which he holds directly.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman and chief executive officer of us and Carnival plc, and other Arison family members and trusts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the joint Annual Report on Form 10-K of Carnival Corporation & plc for the year ended November 30, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

19,188,005 shares

Carnival Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

October 31, 2008